UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

RITE AID CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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RITE AID CORPORATION
P.O. BOX 3165
HARRISBURG, PENNSYLVANIA 17105

Notice of Annual Meeting of Stockholders
To Be Held on June 27, 2007

To Our Stockholders:

What:                   Our 2007 Annual Meeting of Stockholders

When:                 June 27, 2007 at 1:00 p.m., local time

Where:            Hilton Harrisburg
One North Second Street
Harrisburg, Pennsylvania 17101

Why:                        At this Annual Meeting, we plan to:

1.                 Elect four directors to hold office until the 2010 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified; provided, that if our acquisition of the Brooks and Eckerd drugstore chains from The Jean Coutu Group (PJC) Inc. has not been completed by the date of the Annual Meeting, then stockholders will vote to elect three directors to hold office until the 2010 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified; and

2.                 Transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

The close of business on May 8, 2007 has been fixed as the record date for determining those Rite Aid stockholders entitled to vote at the Annual Meeting. Accordingly, only stockholders of record at the close of business on that date will receive this notice of, and be eligible to vote at, the Annual Meeting and any adjournment or postponement of the Annual Meeting. The above items of business for the Annual Meeting are more fully described in the proxy statement accompanying this notice.

Your vote is important. Please read the proxy statement and the instructions on the enclosed proxy card and then, whether or not you plan to attend the Annual Meeting in person, and no matter how many shares you own, please submit your proxy promptly by telephone or via the Internet in accordance with the instructions on the enclosed proxy card, or by completing, dating and returning your proxy card in the envelope provided. This will not prevent you from voting in person at the Annual Meeting. It will, however, help to assure a quorum and to avoid added proxy solicitation costs.

You may revoke your proxy at any time before the vote is taken by delivering to the Secretary of Rite Aid a written revocation or a proxy with a later date (including a proxy by telephone or via the Internet) or by voting your shares in person at the Annual Meeting, in which case your prior proxy would be disregarded.

By order of the Board of Directors

Robert B. Sari
Secretary
Camp Hill, Pennsylvania
May 25, 2007

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RITE AID CORPORATION
P.O. BOX 3165
HARRISBURG, PENNSYLVANIA 17105

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 27, 2007

GENERAL INFORMATION

This proxy statement is being furnished to you by the Board of Directors of Rite Aid Corporation to solicit your proxy to vote your shares at our 2007 Annual Meeting of Stockholders. The Annual Meeting will be held on June 27, 2007 at 1:00 p.m., local time, at the Hilton Harrisburg, One North Second Street, Harrisburg, Pennsylvania 17101. This proxy statement, the foregoing notice and the accompanying proxy card are first being mailed on or about May 25, 2007 to all holders of our common stock, par value $1.00 per share, and 7% Series G Cumulative Convertible Pay-in-Kind Preferred Stock and 6% Series H Cumulative Convertible Pay-in-Kind Preferred Stock, entitled to vote at the Annual Meeting.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Who is entitled to vote at the Annual Meeting?

Holders of Rite Aid common stock and shares of 7% Series G Cumulative Convertible Pay-in-Kind Preferred Stock and 6% Series H Cumulative Convertible Pay-in-Kind Preferred Stock, which are collectively referred to in this proxy statement as the “LGP preferred stock,” as of the close of business on the record date, May 8, 2007, will receive notice of, and be eligible to vote at, the Annual Meeting and any adjournment or postponement of the Annual Meeting. At the close of business on the record date, Rite Aid had outstanding and entitled to vote 539,402,608 shares of common stock and 2,614,864.3765 shares of LGP preferred stock (which, on an as-if-converted basis, are entitled to an aggregate of 47,542,989 votes). No other shares of Rite Aid capital stock are entitled to notice of and to vote at the Annual Meeting.

What matters will be voted on at the Annual Meeting?

There is one proposal that is scheduled to be considered and voted on at the Annual Meeting:

•       Proposal No. 1: The election of four directors to hold office until the 2010 Annual Meeting of Stockholders; provided, that if our acquisition of the Brooks and Eckerd drugstore chains from The Jean Coutu Group (PJC) Inc. has not been completed by the date of the Annual Meeting, then stockholders will vote to elect three directors to hold office until the 2010 Annual Meeting of Stockholders.

Stockholders will also be asked to consider and vote at the Annual Meeting on any other matter that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting. At this time, the Board of Directors is unaware of any matters, other than those set forth above, that may properly come before the Annual Meeting.

What are the Board’s voting recommendations?

The Board recommends that you vote “FOR” the nominees of the Board in the election of directors.

How can I vote my shares before the Annual Meeting?

If you hold your shares in your own name, you may submit a proxy by telephone, via the Internet or by mail.

•       Submitting a Proxy by Telephone: You can submit a proxy for your shares by telephone until 11:59 p.m. Eastern Daylight Time on June 26, 2007 by calling the toll-free telephone number on the enclosed proxy card, 1-800-PROXIES (1-800-776-9437). Telephone proxy submission is available 24 hours a day. Easy-to-follow voice prompts allow you to submit a proxy for your shares and confirm that your instructions have been properly recorded. Our telephone proxy submission procedures are designed to authenticate stockholders by using individual control numbers.

•       Submitting a Proxy via the Internet: You can submit a proxy via the Internet until 11:59 p.m. Eastern Daylight Time on June 26, 2007 by accessing the web site listed on your proxy card, www.voteproxy.com, and following the instructions you will find on the web site. Internet proxy submission is available 24 hours a day. As with telephone proxy submission, you will be given the opportunity to confirm that your instructions have been properly recorded.

•       Submitting a Proxy by Mail: If you choose to submit a proxy by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage paid envelope provided.

By casting your vote in any of the three ways listed above, you are authorizing the individuals listed on the proxy to vote your shares in accordance with your instructions. You may also attend the Annual Meeting and vote in person.

If your shares are held in the name of a bank, broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted. Please follow their instructions carefully. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote in person at the Annual Meeting, you must request a legal proxy from your bank, broker or other nominee that holds your shares and present that proxy and proof of identification at the Annual Meeting.

If I am the beneficial owner of shares held in “street name” by my broker, will my broker automatically vote my shares for me?

New York Stock Exchange rules applicable to broker-dealers grant your broker discretionary authority to vote your shares without receiving your instructions on certain matters, which include the election of directors. However, your broker does not have discretionary authority to vote your shares for certain other types of matters.

How will my shares be voted if I give my proxy but do not specify how my shares should be voted?

If you provide specific voting instructions, your shares will be voted at the Annual Meeting in accordance with your instructions. If you hold shares in your name and sign and return a proxy card without giving specific voting instructions, your shares will be voted “FOR” the nominees of the Board in the election of directors.

How do I vote my shares held in one of the Rite Aid 401(k) plans? What happens if I do not vote my 401(k) plan shares?

If you are a participant in one of Rite Aid’s 401(k) plans, the voter instruction card sent to you will serve as a voting instruction card to the trustee of the 401(k) plans for all shares of our common stock you own through the applicable 401(k) plan. You are entitled to instruct the plan trustee on how to vote your shares in the 401(k) plan by telephone, via the Internet or by mail as described above, except that, if you vote by mail, the card that you use will be a voting instruction card rather than a proxy card. The trustee will vote your shares held in the plans in accordance with your instructions. Your instructions will be kept confidential by the trustee and will not be disclosed to Rite Aid. Any shares held by a 401(k) plan participant for which timely instructions are not received by the trustee will be voted by the trustee in its sole discretion.

Could other matters be decided at the Annual Meeting?

At this time, we are unaware of any matters, other than as set forth above, that may properly come before the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Annual Meeting or any adjournment or postponement of the Annual Meeting, will be deemed authorized to vote or otherwise act on such matters in accordance with their judgment.

Can I vote in person at the Annual Meeting?

Yes. If you hold shares in your own name as a stockholder of record, you may come to the Annual Meeting and cast your vote at the meeting by properly completing and submitting a ballot. If you are the beneficial owner of shares held in the name of your broker, bank or other nominee, you must first obtain a legal proxy from your broker, bank or other nominee giving you the right to vote those shares and submit that proxy along with a properly completed ballot at the meeting.

How can I change my vote?

You may revoke your proxy at any time before it is exercised by:

•       Delivering to the Secretary a written notice of revocation, dated later than the proxy, before the vote is taken at the Annual Meeting;

•       Delivering to the Secretary an executed proxy bearing a later date, before the vote is taken at the Annual Meeting;

•       Submitting a proxy on a later date by telephone or via the Internet (only your last telephone or Internet proxy will be counted), before 11:59 p.m. Eastern Daylight Time on June 26, 2007; or

•       Attending the Annual Meeting and voting in person (your attendance at the Annual Meeting, in and of itself, will not revoke the proxy).

Any written notice of revocation, or later dated proxy, should be delivered to:

Rite Aid Corporation
30 Hunter Lane
Camp Hill, Pennsylvania 17011
Attention: Robert B. Sari, Secretary

Alternatively, you may hand deliver a written revocation notice, or a later dated proxy, to the Secretary at the Annual Meeting before we begin voting.

If your shares of Rite Aid common stock are held by a bank, broker or other nominee, you must follow the instructions provided by the bank, broker or other nominee if you wish to change your vote.

What is an “abstention” and how would it affect the vote?

An “abstention” occurs when a stockholder sends in a proxy with explicit instructions to decline to vote regarding a particular matter (other than the election of directors for which the choice is limited to “for” or “withhold”). Abstentions are counted as present for purposes of determining a quorum. Abstentions will not be counted as having been voted and will have no effect on the outcome of the vote on the election of directors.

What is a broker “non-vote” and how would it affect the vote?

A broker non-vote occurs when a broker or other nominee who holds shares for another person does not vote on a particular proposal because that holder does not have discretionary voting power for the proposal and has not received voting instructions from the beneficial owner of the shares. Brokers will have discretionary voting power to vote shares for which no voting instructions have been provided by the beneficial owner with respect to the election of directors. Shares that are the subject of a broker non-vote are included for quorum purposes but will not affect the outcome of the vote on any of the matters scheduled for a vote at the Annual Meeting.

What are the quorum and voting requirements for the proposal to elect directors?

In deciding the proposal to elect directors that is scheduled for a vote at the Annual Meeting, each holder of common stock as of the record date is entitled to one vote per share of common stock and each holder of LGP preferred stock as of the record date is entitled to approximately 18.18 votes per share of LGP preferred stock (one vote per share of common stock issuable upon conversion of the LGP preferred stock). As of the record date, the LGP preferred stock was convertible into an aggregate of 47,542,989 shares of common stock. The holders of the common stock and LGP preferred stock vote together as a single class, except for those matters on which the holders of LGP preferred stock are entitled to vote as a separate class.

In order to take action on the proposal to elect directors, a quorum, consisting of the holders of 293,472,799 shares (a majority of the aggregate number of shares of Rite Aid common stock and LGP preferred stock (on an as-if-converted basis) issued and outstanding and entitled to vote as of the record date for the Annual Meeting), must be present in person or by proxy. This is referred to as a “quorum.” Proxies marked “Abstain” and broker “non-votes,” if any, will be treated as shares that are present for purposes of determining the presence of a quorum.

The vote required to approve the proposal to elect directors is set forth below:

Proposal No. 1 to elect the director nominees requires the affirmative vote of a majority of the total number of votes cast on the proposal (with Rite Aid common stock and LGP preferred stock voting together as a single class); provided that if our acquisition of the Brooks and Eckerd drugstore chains from The Jean Coutu Group (PJC) Inc. has not been completed by the date of the Annual Meeting, then the affirmative vote of a plurality of the total number of votes cast on the proposal would be required. Votes may be cast for or withheld with respect to all of the director nominees, or any of them. The election of directors by a “plurality” of the votes cast at the meeting means that the nominees receiving the greatest number of votes cast will be elected as directors up to the maximum number of directors to be elected at the meeting.

What happens if a quorum is not present at the meeting?

If the shares present in person or represented by proxy at the Annual Meeting are not sufficient to constitute a quorum, the stockholders by a vote of the holders of a majority of votes present in person or represented by proxy (which may be voted by the proxyholders), may, without further notice to any stockholder (unless a new record date is set), adjourn the meeting to a different time and place to permit further solicitations of proxies sufficient to constitute a quorum.

Who will count the votes?

Officers of Rite Aid will serve as proxy tabulator and count the votes. The results will be certified by the inspectors of election.

Who will conduct the proxy solicitation and how much will it cost?

We are soliciting proxies from stockholders on behalf of our Board and will pay for all costs incurred by it in connection with the solicitation. In addition to solicitation by mail, the directors, officers and employees of Rite Aid and its subsidiaries may solicit proxies from stockholders of Rite Aid in person or by telephone, facsimile or email without additional compensation other than reimbursement for their actual expenses.

We have retained The Altman Group, a proxy solicitation firm, to assist us in the solicitation of proxies for the Annual Meeting. Rite Aid will pay The Altman Group a fee of approximately $6,000 and reimburse the firm for reasonable out-of-pocket expenses.

Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and we will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection with the forwarding of solicitation materials to the beneficial owners of our stock.

If you have any questions about voting your shares or attending the Annual Meeting, please call our Investor Relations Department at (717) 730-7766.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

Our by-laws provide that the Board of Directors may be composed of up to 15 members, with the number to be fixed from time to time by the Board. The Board of Directors has fixed the number of directors at 14 effective upon completion of our acquisition of the Brooks and Eckerd drugstore chains from The Jean Coutu Group (PJC) Inc. (the “Brooks/Eckerd Transaction”), but will be reduced to 13 directors when Mr. Sloan resigns from the Board when his term expires at the 2007 Annual Meeting. As previously announced, we expect the Brooks/Eckerd Transaction to be completed by June 1, 2007, pending final regulatory approval by the Federal Trade Commission and satisfaction of customary closing conditions. Our Board of Directors is divided into three classes, with each class to be as nearly equal in number as possible. The Board of Directors currently consists of four directors whose terms expire this year, four directors whose terms expire in 2008 and four directors whose terms expire in 2009. Upon completion of the Brooks/Eckerd Transaction, Board of Directors will consist of five directors whose terms expire this year, four directors whose terms expire in 2008 and five directors whose terms expire in 2009. Generally, the term of one class of directors expires at each annual meeting of stockholders and each class serves a three-year term.

In connection with the Brooks/Eckerd Transaction, The Jean Coutu Group (PJC) Inc., or Jean Coutu Group, will become the owner of approximately 31.7% of Rite Aid common stock, which will represent approximately 29.9% of the voting power outstanding. The shares of Rite Aid common stock to be issued in connection with the Brooks/Eckerd Transaction will be issued following the record date and, accordingly, will not be entitled to vote at the Annual Meeting. As part of that Transaction, we entered into a stockholder agreement with Jean Coutu Group and certain members of the Coutu family. Pursuant to the terms of the stockholder agreement, upon closing the transaction, our Board will be expanded to 14 directors and, based on the recommendation of the Nominating and Governance Committee, will appoint the following four directors designated by Jean Coutu Group to the Board: André Belzile, François J. Coutu, Michel Coutu and Dennis Wood. These appointments will fill the vacancies on the Board created by the increase in the size of the board by two directors and the resignations, effective and contingent upon the completion of the transaction, of current Rite Aid directors John G. Danhakl and Alfred M. Gleason. The right of Jean Coutu Group to continue to designate a certain number of director nominees is subject to its maintenance of specified ownership thresholds of Rite Aid common stock as set forth in the stockholder agreement.

Director Nominees

The Board of Directors has nominated André Belzile, George G. Golleher, Mary F. Sammons and Philip G. Satre to be elected directors at the Annual Meeting. Each of the nominees for director to be elected at the Annual Meeting currently serves as a Rite Aid director, except for Mr. Belzile, who will be appointed by the Board to serve as a director upon and contingent on completion of the Brooks/Eckerd Transaction. In the event that the Brooks/Eckerd Transaction has not been completed prior to the date of the Annual Meeting, Mr. Belzile’s nomination will be deemed to be withdrawn. Each director elected at the Annual Meeting will hold office until the 2010 Annual Meeting of Stockholders and until their successors are duly elected and qualified. The other directors will remain in office for the remainder of their respective terms, as indicated below.

If any nominee at the time of election is unable or unwilling to serve or is otherwise unavailable for election, and as a consequence thereof other nominees are designated, then the persons named in the proxy or their substitutes will have the discretion and authority to vote or to refrain from voting for other nominees in accordance with their judgment.

RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE

BOARD OF DIRECTORS

The following table sets forth certain information with respect to our directors and director nominees as of the record date and the directors to be appointed to the Board of Directors upon the completion of the Brooks/Eckerd Transaction:

Name	Age	Position with Rite Aid	Year First Became Director	Term as Director Will Expire(1)
Mary F. Sammons	60	Chairman, President and Chief Executive Officer(2)	1999	2007
Michel Coutu.	53	Non-Executive Co-Chairman(3)	2007	2009
Joseph B. Anderson, Jr.	64	Director	2005	2009
André Belzile	45	Director(3)	2007	2007
François J. Coutu	52	Director(3)	2007	2008
John G. Danhakl	51	Director(4)	2003	2008
Michael A. Friedman, MD	63	Director	2004	2008
Alfred M. Gleason	77	Director(4)	2000	2008
George G. Golleher	59	Director	2002	2007
Robert A. Mariano	57	Director	2005	2009
Robert G. Miller	63	Director(2)	1999	2008
Philip G. Satre	58	Director	2005	2007
Stuart M. Sloan	63	Director(4)	2000	2007
Jonathan Sokoloff	49	Director	1999	2009
Marcy Syms	56	Director	2005	2009
Dennis Wood	68	Director(3)	2007	2008

(1)          Directors’ terms of office are scheduled to expire at the annual meeting of stockholders to be held in the year indicated.

(2)          Upon completion of the Brooks/Eckerd Transaction, Robert G. Miller, currently Chairman of the Board, will step down as Chairman and Ms. Sammons will become Chairman of the Board.

(3)          Upon completion of the Brooks/Eckerd Transaction, Messrs. Belzile, François J. Coutu, Michel Coutu and Wood will be appointed to the Board, and Mr. Michel Coutu will become the Non-Executive Co-Chairman of the Board.

(4)          Messrs. Danhakl and Gleason will resign from the Board effective upon completion of the Brooks/Eckerd Transaction, and Mr. Sloan will not stand for reelection at the 2007 Annual Meeting.

Following are the biographies for our director nominees and our directors who will continue to serve after the 2007 Annual Meeting:

Mary F. Sammons.   Ms. Sammons will become Chairman of the Board of Rite Aid upon completion of the Brooks/Eckerd Transaction and has been President and a member of Rite Aid’s Board of Directors since December 5, 1999 and Chief Executive Officer since June 2003. She was the Chief Operating Officer from December 1999 until June 2003. From April 1999 to December 1999, Ms. Sammons served as President and Chief Executive Officer of Fred Meyer Stores, Inc., a subsidiary of The Kroger Company. From January 1998 to April 1999, Ms. Sammons served as President and Chief Executive Officer of Fred Meyer Stores, Inc., a subsidiary of Fred Meyer, Inc. From 1985 through 1997, Ms. Sammons held several senior level positions with Fred Meyer Stores, Inc., the last being that of Executive Vice President. Ms. Sammons is also a member of the Board of the National Association of Chain Drug Stores, a trade association, and is a director of First Horizon National Corporation and of The Rite Aid Foundation.

Michel Coutu.   Mr. Michel Coutu will become Non-Executive Co-Chairman of the Board upon completion of the Brooks/Eckerd Transaction. He currently serves as President of the U.S. operations of Jean Coutu Group and Chief Executive Officer of Jean Coutu USA, positions he has held since 1986. He has also served as a member of the board of directors of Jean Coutu Group since December 1985. Mr. Coutu holds a degree in finance and a license in law from the University of Sherbrooke and a masters in business administration from the Simon School of Business at the University of Rochester. He is a member of the Board of the National Association of Chain Drug Stores, a trade association. Mr. Michel Coutu will be appointed as a Rite Aid director (and as Non-Executive Co-Chairman) pursuant to board representation rights granted to Jean Coutu Group under the stockholder agreement in connection with the Brooks/Eckerd Transaction.

Joseph B. Anderson, Jr.   Mr. Anderson has been the Chairman of the Board and Chief Executive Officer of TAG Holdings, LLC, a manufacturing, service and technology business since January 2002. Mr. Anderson was Chairman of the Board and Chief Executive Officer of Chivas Industries, LLC from 1994 to 2002. Mr. Anderson also serves as a director of Quaker Chemical Corporation, ArvinMeritor, Inc., Sierra Pacific Resources and Valassis Communications, Inc.

André Belzile.   Mr. Belzile has been the Senior Vice-President, Finance and Corporate Affairs of Jean Coutu Group since May 2004. Prior to serving in this position, from 1992 until May 2004 he served as Vice-President and Chief Financial Officer of Cascades Inc., a producer and marketer of packaging products. Mr. Belzile is a chartered accountant who earned a bachelor’s degree at Les Hautes Études Commerciales (HEC MONTRÉAL). Mr. Belzile also serves as a director and member of the audit committee of NB Capital Corporation, a U.S. subsidiary of the National Bank of Canada, and as a director of Radiologie Montérégie Inc., a private clinic. Mr. Belzile will be appointed as a Rite Aid director pursuant to board representation rights granted to Jean Coutu Group under the stockholder agreement in connection with the Brooks/Eckerd Transaction.

François J. Coutu.   Mr. François J. Coutu has served as President of Canadian operations and Vice-Chairman of the board of directors of Jean Coutu Group since 2005. Previously, Mr. Coutu held the positions of President and Chief Executive Officer from 2002 to 2005 and President and Chief Operating Officer of Jean Coutu Group from 1992 to 2002. Mr. Coutu has been a member of the board of directors of Jean Coutu Group since December 1985. He is a pharmacist by profession, holds a bachelor’s degree in administration from McGill University and a bachelor’s degree in pharmacy from Samford University. He is a current director and former chair of the Canadian Association of Chain Drug Stores, a trade association, and previously served as a member of the board of directors of the National Bank of Canada, where he was a member of the human resources and credit committees. Mr. François Coutu will be appointed as a Rite Aid director pursuant to board representation rights granted to Jean Coutu Group under the stockholder agreement in connection with the Brooks/Eckerd Transaction.

Michael A. Friedman, MD.   Dr. Friedman has been President and Chief Executive Officer of City of Hope, a National Cancer Institute-designated Comprehensive Cancer Center since May 2003. From October 2001 to April 2003, Dr. Friedman served as Chief Medical Officer for Biomedical Preparedness for the Pharmaceutical Research and Manufacturers of America, a pharmaceutical trade association. Additionally, he held the position of Senior Vice President of Research and Development, Medical and Public Policy for Pharmacia. He also has held executive positions in government and public health organizations. In addition to serving as Acting Commissioner of the U.S. Food and Drug Administration from 1997 to 1998, he was Associate Director of the Cancer Therapy Evaluation Program at the National Cancer Institute, National Institutes of Health from 1988 to 1995. He joined the National Cancer Institute in 1983 as Chief of the Clinical Investigations Branch of the Division of Cancer Treatment. Before that he spent nearly a decade at the University of California at San Francisco Medical Center in various positions, from Assistant Professor of Medicine in 1975 to Interim Director of the Cancer Research Institute from 1981 to 1983. Author of more than 150 scientific papers and books, Dr. Friedman has received commendations, including the Surgeon General’s Medallion in 1999.

George G. Golleher.   Since June 1999, Mr. Golleher has worked as a self-employed business consultant and a private equity investor following his retirement after 28 years of experience in the Southern California food industry. Mr. Golleher was the Chief Executive Officer of Simon Worldwide Inc., a promotional marketing firm, from May 2003 to April 2006. From March 1998 to May 1999, Mr. Golleher served as President, Chief Operating Officer and director of Fred Meyer, Inc. Prior to joining Fred Meyer, Inc., Mr. Golleher served for 15 years with Ralphs Grocery Company and its predecessors and was Chief Executive Officer when Ralphs merged with Fred Meyer, Inc. in March 1998. Mr. Golleher serves as a director of Linens ‘N Things, Inc., and he served as a director of Simon Worldwide from November 1999 to April 2006 and of General Nutrition Centers, Inc. from December 2003 to March 2007.

Robert A. Mariano.   Mr. Mariano has been the Chairman of the Board and Chief Executive Officer of Roundy’s Supermarkets, Inc. since June 2002. Prior to joining Roundy’s, Mr. Mariano served for 25 years with Dominick’s Supermarkets in metropolitan Chicago and was President and Chief Executive Officer when Dominick’s was acquired by Safeway in 1998. Mr. Mariano also serves as a director of the Roundy’s Foundation.

Robert G. Miller.   Mr. Miller has been Chief Executive Officer of Albertsons LLC since June 2006. Mr. Miller has been a member of Rite Aid’s Board of Directors since December 1999, serving as our Chairman of the Board from December 1999 until the closing of the Brooks/Eckerd Transaction. From December 1999 until June 2003, Mr. Miller was also Rite Aid’s Chief Executive Officer. Previously, Mr. Miller served as Vice Chairman and Chief Operating Officer of The Kroger Company, a retail food company. Mr. Miller joined Kroger in March 1999, when Kroger acquired Fred Meyer, Inc., a food, drug and general merchandise chain. From 1991 until the March 1999 acquisition, he served as Chief Executive Officer of Fred Meyer, Inc. Mr. Miller also is a director of Harrah’s Entertainment, Inc. and Nordstrom, Inc.

Philip G. Satre.   Mr. Satre is currently a self-employed private investor. Mr. Satre served as Chief Executive Officer of Harrah’s Entertainment, Inc. from 1993 to January 2003. Mr. Satre was a director of Harrah’s from 1988 through 2004, serving as Chairman of the Board of Harrah’s since 1997. He presently serves on the boards of directors of the National Center for Responsible Gaming, The National World War II Museum, the Nevada Cancer Institute, TABCORP Holdings Limited of Australia, Sierra Pacific Resources and Nordstrom, Inc. and is a trustee of Stanford University.

Jonathan D. Sokoloff.   Mr. Sokoloff has been a Managing Partner of Leonard Green & Partners, L.P. since 1994. Leonard Green & Partners, L.P. is an affiliate of Green Equity Investors III, L.P. and is a private equity firm based in Los Angeles, California. Since 1990, Mr. Sokoloff has also been a partner in a merchant banking firm affiliated with Leonard Green & Partners, L.P. Mr. Sokoloff is also a director of Dollar Financial Group, Inc. Mr. Sokoloff previously was elected as a director pursuant to director nomination rights granted to Green Equity Investors III, L.P. under an October 27, 1999 agreement between Rite Aid and Green Equity Investors with respect to the purchase of 3,000,000 shares of Rite Aid preferred stock.

Marcy Syms.   Ms. Syms has been Chief Executive Officer and a director of Syms Corp., a chain of retail clothing stores, since 1983. She currently serves on the boards of directors of Manhattan Theatre Club, New York Chapter of the American Heart Association and the New Jersey Economic Growth Council. Ms. Syms also is a founding member of the Board of Directors of the Sy Syms School of Business at Yeshiva University.

Dennis Wood, O.C.   Mr. Wood is Chairman, President and Chief Executive Officer of Dennis Wood Holdings Inc., a privately owned portfolio company, a position he has held since 1973. Since April 2005, he has served as Interim President and Chief Executive Officer of Groupe Bocenor Inc., a window and door manufacturer, and also serves as a director and as Chair of its Executive Committee. Between 1992 and 2001, Mr. Wood served as Chairman, President and Chief Executive Officer of C-MAC Industries Inc., a designer and manufacturer of integrated electronic manufacturing solutions. Mr. Wood has been a member of the board of the Jean Coutu Group since March 2004. He is currently a member of the Audit Committee and chairs the Liaison and Strategic Planning Committee. In April 2007 he was appointed as Chairman of the Board of Azimut Exploration Inc. and serves as a member of the board of directors of the following public companies: Transat A.T. Inc., Victhom Human Bionics Inc., and Azimut Exploration Inc. Furthermore, Mr. Wood serves on the boards of Blue Mountain Wallcoverings Inc., a privately held company, and the National Bank Trust. He has been awarded Canada’s top honor, the Order or Canada and has an honorary degree from the University of Sherbrooke. Mr. Wood will be appointed as a Rite Aid director pursuant to board representation rights granted to Jean Coutu Group under the stockholder agreement in connection with the Brooks/Eckerd Transaction.

Corporate Governance

We recognize that good corporate governance is an important means of protecting the interests of our stockholders, associates, customers, and the community. The Board of Directors has closely monitored and implemented relevant legislative and regulatory corporate governance reforms, including provisions of the Sarbanes-Oxley Act of 2002, the rules of the Securities and Exchange Commission interpreting and implementing Sarbanes-Oxley, and the corporate governance listing standards of the New York Stock Exchange.

Website Access to Corporate Governance Materials.   Our corporate governance information and materials, including our Certificate of Incorporation, By-Laws, Corporate Governance Guidelines, current charters for each of the Audit Committee, Compensation Committee and Nominating and Governance Committee, Code of Ethics for the Chief Executive Officer and Senior Financial Officers, Code of Ethics and Business Conduct, and our Related Person Transactions Approval Policy, are posted on our website at www.riteaid.com under the headings “Our Company—Corporate Governance” and are available in print upon request to Rite Aid Corporation, 30 Hunter Lane, Camp Hill, Pennsylvania 17011, Attention: Secretary. The Board regularly reviews corporate governance developments and will modify these materials and practices from time to time as warranted.

Codes of Ethics.   The Board has adopted a Code of Ethics that is applicable to our Chief Executive Officer and senior financial officers. The Board has also adopted a Code of Ethics and Business Conduct that applies to all of our officers, directors and associates. Any amendment to either code or any waiver of either code for executive officers or directors will be disclosed promptly on our website at www.riteaid.com under the headings “Our Company—Corporate Governance—Code of Ethics.”

Director Independence.   For a director to be considered independent under the New York Stock Exchange corporate governance listing standards, the Board of Directors must affirmatively determine that the director does not have any direct or indirect material relationship with the Company, including any of the relationships specifically proscribed by the NYSE independence standards. The Board considers all relevant facts and circumstances in making its independence determinations. Only independent directors may serve on our Audit Committee, Compensation Committee and Nominating and Governance Committee.

As a result of this review, the Board affirmatively determined that the following directors, including each director serving on the Audit Committee, the Compensation Committee and the Nominating and Governance Committee, satisfy the independence requirements of the NYSE listing standards: Joseph B.

Anderson, Jr., Michael A. Friedman, MD, Alfred M. Gleason, George G. Golleher, Robert A. Mariano, Philip G. Satre, Stuart M. Sloan and Marcy Syms. In addition, the Board affirmatively determined that each of the following directors to be appointed upon completion of the Brooks/Eckerd Transaction satisfied the independence requirements of the NYSE listing standards: André Belzile, François J. Coutu and Dennis Wood. The Board also determined that the members of the Audit Committee satisfy the additional independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934 and the NYSE requirements for audit committee members. In determining each individual’s status as an independent director, the Board considered the following transactions, relationships and arrangements:

•       Joseph B. Anderson serves as a director of Valassis Communications, Inc., which does business with Rite Aid. Because Mr. Anderson serves only as an outside director of, and is not an officer of or otherwise employed by, Valassis Communications, Inc., the Board determined that the relationship between Rite Aid and Valassis Communications, Inc. does not constitute a material relationship between Mr. Anderson and Rite Aid.

•       Until March 2007, George G. Golleher served as director of General Nutrition Centers, which does business with Rite Aid. Because Mr. Golleher serves only as an outside director of, and is not an officer of or otherwise employed by, General Nutrition Centers, the Board determined that the relationship between Rite Aid and General Nutrition Centers does not constitute a material relationship between Mr. Golleher and Rite Aid.

There is no family relationship between any of the nominees, continuing directors and executive officers of Rite Aid, except that directors François Coutu and Michel Coutu are brothers.

Majority Voting Standard and Policy.   In April 2007, the Board amended the Company’s Amended and Restated By-Laws (the “By-Laws”), which will become effective upon the closing of the Brooks/Eckerd Transaction, to change the voting standard for the election of directors from a plurality to a majority voting standard in uncontested elections. Under the new majority voting standard, a nominee for director will be elected to the Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. Directors will continue to be elected by plurality vote at any meeting of stockholders for which (i) the Secretary of the Company receives a notice that a stockholder has nominated a person for election to the Board in compliance with the advance notice requirements for stockholder nominees for director set forth in the By-Laws and (ii) such nomination has not been withdrawn by such stockholder on or prior to the fourteenth day preceding the date the Company first mails its notice of meeting for such meeting to the stockholders.

In connection with the By-Law amendment concerning the majority vote standard for the election of directors, the Board of Directors adopted an amendment to the Company’s Corporate Governance Guidelines (the “Guidelines”), which will become effective upon the closing of the Brooks/Eckerd Transaction. The amendment to the Guidelines provides that a director who fails to receive the required number of votes for re-election in accordance with the By-Laws will, within five days following certification of the stockholder vote, tender his or her written resignation to the Chairman of the Board for consideration by the Board, subject to the procedures set forth in the Guidelines.. A copy of the policy is attached as Appendix A.

Committees of the Board of Directors

The Board of Directors has four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and the Executive Committee. Current copies of the charters for each of these committees are available on our website at www.riteaid.com under the headings “Our Company—Corporate Governance—Committee Charters.”

Audit Committee.   The Audit Committee, which held nine meetings during fiscal year 2007, currently consists of Alfred M. Gleason (Chairman), George G. Golleher, Robert A. Mariano, Philip G. Satre and Marcy Syms. Upon the completion of the Brooks/Eckerd Transaction, the Audit Committee will consist of Philip G. Satre (Chairman), André Belzile, Robert A. Mariano and Marcy Syms. The Board has determined that each of these individuals is an independent director under the NYSE listing standards and satisfies the additional independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934 and the additional requirements of the NYSE listing standards for audit committee members. See the section entitled “Corporate Governance—Director Independence” above. The Board has determined that George G. Golleher qualifies, and upon the completion of the Brooks/Eckerd Transaction Mr. Satre will qualify, as an “audit committee financial expert” as that term is defined under applicable SEC rules.

The functions of the Audit Committee include the following:

•       Appointing, compensating and overseeing our independent registered public accounting firm (“independent auditors”);

•       Overseeing management’s fulfillment of its responsibilities for financial reporting and internal control over financial reporting; and

•       Overseeing the activities of the Company’s internal audit function.

The independent auditors and internal auditors meet with the Audit Committee with and without the presence of management representatives. For additional information, see the section entitled “Audit Committee Report.”

Compensation Committee.   The Compensation Committee, which met seven times during fiscal year 2007, currently consists of Philip G. Satre (Chairman), Michael A. Friedman, MD and Stuart M. Sloan. Upon the completion of the Brooks/Eckerd Transaction, the Compensation Committee will consist of George G. Golleher (Chairman), Michael A. Friedman, MD, Stuart M. Sloan and Dennis Wood. Stuart M. Sloan will not stand for reelection and thus will cease to be a director and a member of the Compensation Committee following the 2007 Annual Meeting. The Board has determined that each of these individuals is an independent director under the NYSE listing standards. See the section entitled “Corporate Governance—Director Independence” above.

The functions of the Compensation Committee include the following:

•       Administering Rite Aid’s stock option and other equity incentive plans;

•       Determining and approving the compensation levels for the Chief Executive Officer; and

•       Reviewing and recommending to the Board of Directors other senior officers’ compensation levels.

The Compensation Committee reviews the performance of the Company’s executive personnel and develops and makes recommendations to the Board of Directors with respect to executive compensation policies. The Compensation Committee is empowered by the Board of Directors to award to executive officers appropriate bonuses, stock options, stock appreciation rights (“SARs”) and stock-based awards. The details of the processes and procedures for the consideration and determination of executive and director compensation are described in the section entitled “Compensation Discussion and Analysis.”

The Compensation Committee also has access to independent compensation data and from time to time engages outside compensation consultants. In fiscal year 2007, the Compensation Committee considered the report of outside compensation consultants with respect to executive compensation and equity strategy.

The objectives of the Compensation Committee are to support the achievement of desired company performance, to provide compensation and benefits that will attract and retain superior talent and reward performance and to fix a portion of compensation to the outcome of the Company’s performance.

Nominating and Governance Committee.   The Nominating and Governance Committee, which held one meeting during fiscal year 2007, currently consists of Joseph B. Anderson, Jr. (Chairman), Michael A. Friedman, MD and George G. Golleher. Upon the completion of the Brooks/Eckerd Transaction, the Nominating and Governance Committee will consist of Joseph B. Anderson, Jr. (Chairman), François J. Coutu, Michael A. Friedman, MD and Robert A. Mariano. The Board has determined that each of these individuals is an independent director under the NYSE listing standards. See the section entitled “Corporate Governance—Director Independence” above.

The functions of the Nominating and Governance Committee include the following:

•       Identifying and recommending to the Board individuals qualified to serve as Rite Aid directors;

•       Recommending to the Board individual directors to serve on committees of the Board;

•       Advising the Board with respect to matters of Board composition and procedures;

•       Developing and recommending to the Board a set of corporate governance principles applicable to Rite Aid and overseeing corporate governance matters generally;

•       Overseeing the annual evaluation of the Board and management; and

•       Reviewing, evaluating and recommending for approval by the Board related person transactions of the Company.

Executive Committee.   The members of the Executive Committee currently are Robert G. Miller, Mary F. Sammons, Jonathan D. Sokoloff and Stuart M. Sloan. Upon the completion of our acquisition of the Brooks/Eckerd Transaction, the Executive Committee will consist of Mary F. Sammons (Chairman), Michel Coutu (Co-Chairman), Robert G. Miller, Philip G. Satre and Stuart M. Sloan. Stuart M. Sloan will not stand for reelection and thus will cease to be a director and a member of the Executive Committee following the 2007 Annual Meeting. The Executive Committee did not meet during fiscal year 2007. However, on one occasion in fiscal year 2007, the Executive Committee acted by unanimous written consent. The Executive Committee, except as limited by Delaware law, is empowered to exercise all of the powers of the Board of Directors.

Nomination of Directors

The Nominating and Governance Committee will consider director candidates recommended by stockholders. In considering such recommendations, the Nominating and Governance Committee will take into consideration the needs of the Board and the qualifications of the candidate. The Nominating and Governance Committee may also take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. To have a candidate considered by the Nominating and Governance Committee, a stockholder must submit the recommendation in writing and must include the following information:

•       The name of the stockholder and evidence of the person’s ownership of Rite Aid stock, including the number of shares owned and the length of time of ownership; and

•       The name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a Rite Aid director and the person’s consent to be named as a director if selected by the Nominating and Governance Committee and nominated by the Board.

The stockholder recommendation and information described above must be sent to Rite Aid Corporation, 30 Hunter Lane, Camp Hill, Pennsylvania 17011, Attention: Secretary. The Nominating and Governance Committee will accept recommendations of director candidates throughout the year; however, in order for a recommended director candidate to be considered for nomination to stand for election at an upcoming annual meeting of stockholders, the recommendation must be received by the Secretary not less than 120 days prior to the anniversary date of Rite Aid’s most recent annual meeting of stockholders.

The Nominating and Governance Committee believes that the minimum qualifications for serving as a Rite Aid director are that a candidate demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of Rite Aid’s business and affairs and have an impeccable record and reputation for honest and ethical conduct in his or her professional and personal activities. In addition, the Nominating and Governance Committee examines a candidate’s specific experiences and skills, time availability in light of other commitments, potential conflicts of interest and independence from management and the Company. The Nominating and Governance Committee also seeks to have the Board represent a diversity of backgrounds and experience.

The Nominating and Governance Committee identifies potential candidates by asking current directors and executive officers to notify the committee if they become aware of persons, meeting the criteria described above, who have had a change in circumstances that might make them available to serve on the Board—for example, retirement as a CEO or CFO of a public company or exiting government or military service. The Nominating and Governance Committee also, from time to time, may engage firms that specialize in identifying director candidates. As described above, the committee will also consider candidates recommended by stockholders.

Once a person has been identified by the Nominating and Governance Committee as a potential candidate, the committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating and Governance Committee determines that the candidate warrants further consideration, the Chairman or another member of the committee contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Nominating and Governance Committee requests information from the candidate, reviews the person’s accomplishments and qualifications, including in light of any other candidates that the committee might be considering, and conducts one or more interviews with the candidate. In certain instances, committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder, although, as stated above, the Board may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

Executive Sessions of Non-Management Directors

In order to promote discussion among the non-management directors, regularly scheduled executive sessions (i.e., meetings of non-management directors without management present) are held to review such topics as the non-management directors determine. As of the completion of the Brooks/Eckerd Transaction, these sessions will be presided over by the Non-Executive Co-Chairman of the Board of Directors. The non-management directors met in executive session four times during fiscal year 2007.

Communications with the Board of Directors

The Board has established a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may contact any member (or all members) of the Board, any Board committee or any chair of any such committee by mail or electronically. To communicate with the Board of Directors, the non-management directors, any individual directors or committee of directors, correspondence should be addressed to the Board of Directors or any such individual directors or committee of directors by either name or title. All such correspondence should be sent to Rite Aid Corporation, c/o Secretary, P.O. Box 3165, Harrisburg, Pennsylvania 17105. To communicate with any of the directors electronically, stockholders should go to our website at www.riteaid.com. Under the headings “Our Company—Corporate Governance—Contact Our Board” you will find an on-line form that may be used for writing an electronic message to the Board, the non-management directors, any individual directors, or any committee of directors. Please follow the instructions on the web site in order to send your message.

All communications received as set forth above will be opened by the Secretary for the purpose of determining whether the contents represent a message to the directors, and depending on the facts and circumstances outlined in the communication, will be distributed to the Board, the non-management directors, an individual director, or committee of directors, as appropriate. The Secretary will make sufficient copies of the contents to send to each director who is a member of the Board or of the committee to which the envelope or e-mail is addressed.

Directors’ Attendance at Board, Committee and Annual Meetings

The Board of Directors held four regular meetings, six special meetings and on one occasion acted by unanimous written consent during fiscal year 2007. Each incumbent director attended at least 75% of the aggregate of the meetings of the Board of Directors and meetings held by all committees on which such director served, during the period for which such director served.

It is our policy that directors are invited and encouraged to attend the annual meeting of stockholders. Ten of our directors were in attendance at the 2006 Annual Meeting of Stockholders.

Directors’ Compensation

Except for Robert G. Miller, whose compensation arrangements are discussed in the section below entitled “Agreement with Mr. Miller,” and except as noted below under the director compensation plan, each non-employee director other than Mr. Sokoloff (who is affiliated with Leonard Green & Partners L.P., an entity that provides services to Rite Aid, as discussed under “Certain Relationships and Related Transactions”) receives an annual payment of $50,000 in cash, payable quarterly in arrears, except that the annual payment to each non-employee director who is a member of the Audit Committee is $60,000 and the annual payment to Michel Coutu in his capacity as Non-Executive Co-Chairman will be $500,000. In addition, the chair of the Audit Committee receives an additional annual payment of $15,000. Each non-employee director who chairs a committee of the Board other than the Audit Committee receives an additional annual payment of $7,500. Directors who are officers and full-time Rite Aid employees and Mr. Sokoloff receive no separate compensation for service as directors or committee members. Directors are reimbursed for travel and lodging expenses associated with attending Board of Directors meetings.

Each person who was first elected or appointed as a director after January 1, 2002 and who is eligible to receive compensation for serving as a director shall, on the date first elected or appointed, receive non-qualified stock options to purchase 100,000 shares of common stock . In addition, non-employee directors other than Messrs. Danhakl and Sokoloff are entitled to annually receive non-qualified stock options to purchase 50,000 shares of common stock . All of the options received by the directors vest ratably over a three-year period beginning on the first anniversary of the date they were granted. None of such options vests after the non-employee director ceases to be a director, except in the case of a director whose service terminates after he or she reaches age 72, in which case such options will vest immediately upon termination. All of the options vest immediately upon a change in control. In accordance with the foregoing, the following number of options to purchase shares of common stock were issued under Rite

Aid’s 2001 Stock Option Plan to the following directors: on June 21, 2006, Ms. Syms and Messrs. Anderson, Friedman, Gleason, Golleher, Mariano, Miller, Satre and Sloan each received options to purchase 50,000 shares, with an exercise price of $4.55 per share; and on the date of the closing of the Brooks/Eckerd Transaction, André Belzile, François J. Coutu, Michel Coutu and Dennis Wood will be appointed to the Board of Directors and each of them will receive non-qualified stock options to purchase 100,000 shares with an exercise price equal to the market price of the Company’s common stock as of the close of business on the date of grant. In fiscal year 2007, Rite Aid’s non-employee directors also received $1,000 for each Board of Directors and committee meeting attended or $1,500 for each meeting attended at which such non-employee director served as the chairman of a committee, except that John G. Danhakl and Jonathan D. Sokoloff received no such compensation.

DIRECTOR COMPENSATION TABLE FOR FISCAL YEAR 2007

The following Director Compensation Table sets forth fees, awards and other compensation paid to or earned by our directors (other than Named Executive Officers) for the fiscal year 2007:

Name	Fees Earned or Paid in Cash($)		Option Awards ($)(4)	Change In Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)(3)	Total
Joseph B. Anderson, Jr.	65,250		92,208		—	157,458
John G. Danhakl	—		—		—	—
Michael A. Friedman, MD	67,000		135,208		—	202,208
Alfred M. Gleason	98,500		116,375		—	214,875
George G. Golleher	80,000		116,375		17,606	213,981
Robert A. Mariano	76,000		92,208		—	168,208
Robert G. Miller	350,000	(1)	113,875	5,324	621,335	1,090,534
Philip G. Satre	98,000		127,542		—	225,542
Stuart M. Sloan	68,750		116,375		—	185,125
Jonathan Sokoloff	—		—		—	—
Marcy Syms	80,000		92,208		—	172,208

(1)          Represents annual base pay as discussed in section “Agreement with Mr. Miller.”

(2)          Represents above market earnings (over 120% of the “applicable federal rate” or “AFR”) under the Company’s supplemental executive (defined contribution) retirement plan.

(3)          All Other Compensation for Mr. Golleher consists of $17,606 for personal use of aircraft. All Other Compensation for Mr. Miller consists of $240,000 contributed by the Company to a supplemental executive retirement plan, $113,491 of earnings equal to 120% of AFR under said plan, $8,800 in company matching contributions made to the Company’s 401(k) plan, $10,000 for financial planning services, and $249,044 for personal use of aircraft.

(4)          Represents the total expense recorded in fiscal 2007 in accordance with SFAS No. 123(R) for stock option awards granted in fiscal 2005, 2006, and 2007. The assumptions used in determining the fair value of the options is set forth in Note 14 to our financial statements contained in our Annual Report on Form 10-K for the year ended March 3, 2007. We recognize expense ratably over the three-year vesting period.

The number of unexercised options outstanding as of March 3, 2007 for each director is detailed in the table below. Note that the grant date fair value is included for those options being expensed in fiscal 2007. All unexercisable options below will vest upon the completion of the Brooks/Eckerd transaction.

Name	Grant Date	Exercise Price	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Grant Date Fair Value
Joseph B. Anderson, Jr	9/21/2005	3.65	33,334	66,666	1.84
	6/21/2006	4.55	—	50,000	2.47
Michael A. Friedman, MD	10/7/2004	3.53	66,667	33,333	2.12
	6/23/2005	4.11	16,667	33,333	2.02
	6/21/2006	4.55	—	50,000	2.47
Alfred M. Gleason	1/10/2001	3.44	100,000	—	—
	1/30/2002	2.26	50,000	—	—
	12/11/2002	2.10	50,000	—	—
	4/7/2004	5.40	33,333	16,667	3.11
	6/23/2005	4.11	16,667	33,333	2.02
	6/21/2006	4.55	—	50,000	2.47
George C. Golleher	1/30/2002	2.26	100,000	—	—
	12/11/2002	2.10	50,000	—	—
	4/7/2004	5.40	33,333	16,667	3.11
	6/23/2005	4.11	16,667	33,333	2.02
	6/21/2006	4.55	—	50,000	2.47
Robert A. Mariano	9/21/2005	3.65	33,334	66,666	1.84
	6/21/2006	4.55	—	50,000	2.47
Robert G. Miller	11/20/2000	2.75	4,200,000	—	—
	2/13/2001	4.05	4,500,000	—	—
	1/30/2002	2.26	431,762	—	—
	12/11/2002	2.10	500,000	—	—
	6/24/2004	5.38	33,334	16,666	2.96
	6/23/2005	4.11	16,667	33,333	2.02
	6/21/2006	4.55	—	50,000	2.47
Philip G. Satre	4/6/2005	3.77	33,334	66,666	1.89
	6/23/2005	4.11	16,667	33,333	2.02
	6/21/2006	4.55	—	50,000	2.47
Stuart M. Sloan	1/10/2001	3.44	100,000	—	—
	1/30/2002	2.26	50,000	—	—
	12/11/2002	2.10	50,000	—	—
	4/7/2004	5.40	33,334	66,666	3.11
	6/23/2005	4.11	16,667	33,333	2.02
	6/21/2006	4.55	—	50,000	2.47
Marcy Syms	9/21/2005	3.65	33,334	66,666	1.84
	6/21/2006	4.55	—	50,000	2.47

Agreement with Mr. Miller

Mr. Miller’s December 5, 1999 employment agreement continued in full force and effect until June 25, 2003, the date of Rite Aid’s 2003 Annual Meeting of Stockholders. Following June 25, 2003, the December 5, 1999 employment agreement was amended and restated as provided in the April 9, 2003 employment agreement. On April 28, 2005, Rite Aid amended the April 9, 2003 agreement with Mr. Miller pursuant to which, effective as of June 23, 2005, Mr. Miller continued serving solely as Chairman of the Board. On November 28, 2006, Rite Aid amended the April 9, 2003 agreement with Mr. Miller pursuant to which Mr. Miller has agreed to step down as Chairman upon the closing of the Brooks/Eckerd Transaction and will continue to serve solely as a director through June 30, 2008, or the date of Rite Aid’s 2008 Annual Meeting of Stockholders, whichever is earlier. Additional terms of this agreement are as follows:

Term.   Mr. Miller became Chairman in December 1999 and will continue to serve as Chairman until he steps down upon the closing of the Brooks/Eckerd Transaction, and Mr. Miller will continue to serve as a director until June 30, 2008 or the date of Rite Aid’s 2008 Annual Meeting of Stockholders, whichever is earlier (the “Employment Period”), subject to the other terms and conditions of the agreement.

Salary and Incentive Bonus.   Mr. Miller receives annual base pay of $350,000 and is entitled to continued benefits, in their entirety, including participation in Rite Aid’s fringe benefit and perquisite programs and savings plans, and continued deferred compensation as provided under the December 5, 1999 employment agreement. However, he is not entitled to participate in any incentive compensation or bonus plans.

Restricted Stock and Options.   During the Employment Period, Mr. Miller is eligible to receive option and restricted stock awards in accordance with Rite Aid’s policy for members of the Board of Directors as in effect from time to time. Mr. Miller’s existing stock options and shares of restricted stock continue to vest and be fully exercisable for the remainder of their stated terms.

Termination of Employment and Change-in-Control Arrangements.   The termination provisions of the April 9, 2003 employment agreement became effective immediately and remain in effect until the agreement expires. The termination provisions and change-in-control arrangements of the April 9, 2003 employment agreement are substantially similar to those in the December 5, 1999 employment agreement. Pursuant to the April 28, 2005 amendment to the April 9, 2003 agreement, if Mr. Miller is not re-elected as Chairman, he can be terminated and receive one year base salary (as compared to three years provided under the December 5, 1999 agreement for termination without cause). Mr. Miller has waived any right he would have pursuant to his employment agreement upon his ceasing to serve as Chairman or a change in control triggered by the transaction to acquire the Brooks and Eckerd drugstore chains.

EXECUTIVE OFFICERS

Officers are appointed annually by the Board of Directors and serve at the discretion of the Board of Directors. Set forth below is information regarding the current executive officers of Rite Aid, including Pierre Legault, who will become an executive officer upon completion of the Brooks/Eckerd Transaction.

Name	Age	Position with Rite Aid
Mary F. Sammons(1)	60	Chairman, President and Chief Executive Officer
James P. Mastrian	64	Chief Operating Officer
Pierre Legault(2)	46	Senior Executive Vice President, Chief Administrative Officer
Mark C. Panzer	50	Senior Executive Vice President, Chief Marketing Officer
Jerry Mark deBruin	48	Executive Vice President, Pharmacy
Robert B. Sari	51	Executive Vice President, General Counsel and Secretary
Kevin Twomey	56	Executive Vice President, Chief Financial Officer
Douglas E. Donley	44	Senior Vice President, Chief Accounting Officer

(1)          Ms. Sammons’ biographical information is provided above in the section identifying the director nominees. She will become Chairman upon completion of the Brooks/Eckerd Transaction.

(2)          Mr. Legault will become Senior Executive Vice President, Chief Administrative Officer upon completion of the Brooks/Eckerd Transaction.

James P. Mastrian.   Mr. Mastrian was appointed Chief Operating Officer in October 2005. He has been Senior Executive Vice President, Marketing, Logistics and Pharmacy Services from November 2002 to October 2005, and was Senior Executive Vice President, Marketing and Logistics of Rite Aid from October 2000 until November 2002. Prior to that he was Executive Vice President, Marketing from November 1999 to October 2000. Mr. Mastrian was also Executive Vice President, Category Management of Rite Aid from July 1998 to November 1999. Mr. Mastrian was Senior Executive Vice President, Merchandising and Marketing of OfficeMax, Inc. from June 1997 to July 1998 and Executive Vice President, Marketing of Revco D.S., Inc. from July 1994 to June 1997.

Pierre Legault.   Mr. Legault will be appointed Senior Executive Vice President, Chief Administrative Officer upon the closing of the Brooks/Eckerd Transaction pursuant to the stockholder agreement with Jean Coutu Group relating to the acquisition. He currently serves as Executive Vice President of Jean Coutu Group from January 2006 to March 2007. Prior to serving as Executive Vice President of Jean Coutu Group, Mr. Legault held several senior positions with Sanofi-Aventis and predecessor companies over a period of 16 years, last serving in the position of President of the Global Dermatology division of Sanofi-Aventis Group until December 2005. Some of the positions held by Mr. Legault were Senior Vice-President and Chief Financial Officer for the North American business of Aventis from 2000 to 2003, Global Senior Vice-President Finance and Treasury of Hoechst Marion Roussel, Inc. from 1998 to 2000, Vice-President and Chief Financial Officer/Chief Information Officer, North America Finance, Information Services and Administration of Marion Merrell Dow, Inc. from 1997 to 1998 and Vice-President and Chief Financial Officer (Finance, Information Systems and Administration) of Marion Merrell Dow Pharmaceutical Canada from 1990 to 1996. Mr. Legault has served as a director of Jean Coutu Group since August 2004.

Mark C. Panzer.   Mr. Panzer was appointed Senior Executive Vice President, Chief Marketing Officer in October 2005. He had been Senior Executive Vice President, Store Operations from June 2002 to October 2005, and was Executive Vice President, Store Operations since June 2001. Prior to that, he served as Senior Vice President, Marketing & Sales, General Merchandise at Albertson’s, Inc. from 1998 to 2001, when Albertson’s, Inc. merged with his former employer American Stores Company. From 1989 to 1998, Mr. Panzer held several senior positions at American Stores Company including Director of Sales and Marketing, Vice President of Sales, Marketing & Advertising and Senior Vice President of Marketing & Formats.

Jerry Mark deBruin.   Mr. deBruin was appointed Executive Vice President, Pharmacy in October 2005. He had been Senior Vice President, Pharmacy Services from February 2003 to October 2005. Prior to that, he served as Vice President, Managed Health Care and Pharmacy at Albertson’s, Inc. from December 1999 to January 2003, when Albertson’s, Inc. merged with American Stores Company. From 1994 to 1999, Mr. deBruin held several senior positions at American Stores Company including General Manager and Vice President of RxAmerica, a pharmacy benefits management company owned by American Stores Company and Long’s Drug Stores Corporation.

Robert B. Sari.   Mr. Sari was appointed Executive Vice President, General Counsel in October 2005. He had been Senior Vice President, General Counsel and Secretary from June 2002 to October 2005. Mr. Sari served as Senior Vice President, Deputy General Counsel and Secretary from October 2000 until May 2002. From May 2000 to October 2000, he served as Vice President, Law and Secretary. Mr. Sari served as Associate Counsel from May 1997 to May 2000. Prior to May 1997, Mr. Sari was Vice President, Legal Affairs for Thrifty PayLess, Inc.

Kevin Twomey.   Mr. Twomey was appointed Executive Vice President, Chief Financial Officer in October 2005. He had been Senior Vice President and Chief Accounting Officer from December 2000 to October 2005. From September 1989 to November 2000, Mr. Twomey held several accounting and finance management positions at Fleming Companies, Inc., a food marketing and distribution company. He was

Senior Vice President—Finance and Control at Fleming, a position he held from October 1999 to November 2000, when he left Fleming. Prior to joining Fleming, he was an audit partner at Deloitte & Touche.

Douglas E. Donley.   Mr. Donley was appointed Senior Vice President, Chief Accounting Officer in October 2005. He had been Group Vice President, Corporate Controller from 1999 to October 2005. Mr. Donley served as a financial analyst for Rite Aid from 1996 to 1999. He was an internal auditor for Harsco Corporation from 1994 to 1996. Prior to joining Harsco, he was an auditor for KPMG Peat Marwick. In March 2007, pursuant to a plea agreement, Mr. Donley pled guilty to state misdemeanor offenses related to driving under the influence. Mr. Donley was fined $2,033, served 72 hours incarceration, was given 6 months of supervised parole, had his drivers license suspended for 24 months and was required to attend alcohol and driving safety classes. The Company believes that these matters do not adversely affect his fitness to serve as an officer.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

Rite Aid Corporation (the “Company” or “Rite Aid”) is the third largest retail drugstore chain in the United States based on revenues and number of stores, operating approximately 3,300 stores in 27 states and the District of Columbia. The Company faces a wide range of competitive challenges including, but not limited to, national non-drugstore retailers, other retail drugstore chains, independently owned drugstores, supermarkets, mass merchandisers, discount stores, dollar stores and mail order pharmacies. A primary component of the Company’s human resource strategy is to attract, motivate, and retain highly talented individuals at all levels of the organization who are committed to the Company’s core values of excellence, integrity, and respect for people and have the ability to execute the Company’s strategic and operational priorities.

Objectives of Executive Compensation

All executive compensation and benefits programs are within the purview of the Compensation Committee, which bases these programs on the same objectives that guide the Company in establishing all of its compensation programs, outlined below. The Compensation Committee also administers the Company’s equity incentive compensation plans. In establishing or approving the compensation of our executive officers in any given year, the Compensation Committee is generally guided by the following objectives:

Compensation should be based on the level of job responsibility, individual performance, and company performance, and should foster the long-term focus required for success in the retail drugstore industry. As associates progress to higher levels in the organization, an increasing proportion of their pay should be linked to company performance and shareholder returns and to longer-term performance because they are in a position to have greater influence on longer-term results.

Compensation should reflect the value of the job in the marketplace. To attract and retain a highly skilled work force, we must remain competitive with the pay of other employers who compete with us for talent.

Compensation should reward performance. Our programs should deliver compensation in relationship to company performance. Where company performance falls short of expectations, the programs should deliver lower-tier compensation. In addition, the objectives of pay-for-performance and retention must be balanced. Even in periods of temporary downturns in company performance, the programs should continue to ensure that successful, high-achieving employees will remain motivated and committed to the Company to support the stability and future performance needs of the Company.

To be effective, performance-based compensation programs should enable associates to easily understand how their efforts can affect their pay, both directly through individual performance accomplishments and indirectly through contributing to the Company’s achievement of its strategic and operational goals.

Compensation and benefit programs should be set across consistent measures and goals at all levels of the organization. While the programs and individual pay levels will always reflect differences in job responsibilities, geographies, and marketplace considerations, the overall structure of compensation and benefit programs should be broadly similar across the organization.

Compensation and benefit programs should attract associates who are interested in a career at Rite Aid.

The Committee’s Processes

The Compensation Committee has established a number of processes to assist it in ensuring that the Company’s executive compensation program is achieving its objectives. Among those are:

Assessment of Company Performance.   The Compensation Committee uses company performance measures in two ways. First, in establishing total compensation ranges, the Compensation Committee considers various measures of company and industry performance, including, but not limited to, comparable store sales growth, Adjusted EBITDA, earnings growth, return on sales, return on average invested capital and assets, and total shareholder return. The Compensation Committee does not apply a formula or assign these performance measures relative weights. Instead, it makes a subjective determination after considering such measures collectively. Second, as described in more detail below, the Compensation Committee has established specific company target incentive/award levels and performance measures that determine the size of payouts under the Company’s two formula-based incentive programs - the cash incentive bonus program and the equity program.

Assessment of Individual Performance.   Individual performance has a strong impact on the compensation of all employees, including the CEO and the other executive officers. With respect to the CEO, the independent directors meet with the CEO in executive session annually at the beginning of the year to agree upon the CEO’s performance objectives (both individual and company objectives) for the year. At the end of the year, the independent directors meet in executive session to conduct a performance review of the CEO based on his or her achievement of the agreed-upon objectives, contribution to the Company’s performance, and other leadership accomplishments. This evaluation is shared with the CEO and is provided to the Compensation Committee for its consideration in setting the CEO’s compensation.

For the other named executive officers, the Compensation Committee receives a performance assessment and compensation recommendation from the CEO and also exercises its judgment based on the board’s interactions with the executive officer. As with the CEO, the performance evaluation of these executives is based on achievement of pre-agreed objectives by the executive and his or her organization, his or her contribution to the Company’s performance, and other leadership accomplishments.

Benchmarking.   The Compensation Committee benchmarks the Company’s programs with a peer group of retail organizations via external survey and compensation recommendations from Mercer Human Resources Consulting a qualified, independent compensation consultant that reports its findings directly to the Compensation Committee. For the Company’s 2007 fiscal year, this peer group consisted of the following companies: Albertson’s Inc.; BJ’s Wholesale; Costco; CVS; Dollar General; Family Dollar Stores; Great Atlantic & Pacific Tea Co.; Home Depot; Longs Drug Store; Lowe’s Companies; Safeway, Inc.; Target Corp. and Walgreen Co. The Compensation Committee compares the companies’ executive compensation programs as a whole, and also compares the pay of individual executives if the jobs are sufficiently similar to make the comparison meaningful. The Compensation Committee uses the peer group data primarily to ensure that the executive compensation program as a whole is competitive, meaning generally within the broad middle range of comparative pay of the peer group companies when the Company achieves the targeted performance levels.

Total Compensation Review.   The Compensation Committee reviews each executive’s base pay, bonus, and equity incentives annually with the guidance of the Compensation Committee’s independent consultant. Following the fiscal year 2007 review, the Compensation Committee determined that these elements of compensation were reasonable in the aggregate.

Components of Executive Compensation for Fiscal Year 2007

For Fiscal Year 2007, the compensation of executives consisted of four primary components—base salary, a cash incentive bonus award under the Company Bonus Plan, equity grants of stock options, restricted stock, performance units and a benefits package. The Compensation Committee believes that this program balances both the mix of cash and equity compensation, the mix of currently-paid and longer-term compensation, and the security of base benefits in a way that furthers the compensation objectives discussed above. Following is a discussion of the Compensation Committee’s considerations in establishing each of the components for the executive officers.

Base Salary

Base salary is the guaranteed element of an executive’s annual cash compensation during employment. The value of base salary reflects the employee’s long-term performance, skill set and the market value of that skill set. In setting base salaries for fiscal year 2007, the Compensation Committee considered the following factors:

The median of comparable companies.   The Compensation Committee generally attempts to provide base compensation approximating the median of the selected group of peer companies listed above.

Internal relativity, meaning the relative pay differences for different job levels.

Individual performance.   Except for increases associated with promotions or increased responsibility, increases in base salary for executives from year to year are generally limited to minimal adjustments to reflect individual performance.

Peer group data specific to the executive’s position, where applicable. As noted above, we used the peer group data to test for reasonableness and competitiveness of base salaries, but we also exercised subjective judgment in view of our compensation objectives.

Consideration of the mix of overall compensation.   Consistent with our compensation objectives, as executives progress to higher levels in the organization, a greater proportion of overall compensation is directly linked to Company performance and shareholder returns. Thus, for example, Ms. Sammons’ overall compensation is more heavily weighted toward incentive compensation and equity compensation than that of the other executive officers.

In establishing Ms. Sammons’ base salary for fiscal year 2007, the Compensation Committee applied the principles described above under “The Committee’s Processes.” In an executive session including all independent directors, the Compensation Committee assessed Ms. Sammons’ fiscal year 2006 performance. They considered the Company’s and Ms. Sammons’ accomplishment of objectives that had been established at the beginning of the year and its own subjective assessment of her performance. They noted that under Ms. Sammons’ leadership, in fiscal year 2006 the Company continued to develop and execute against its strategic plan and improve its competitive positioning. Although the Company did not achieve its overall financial goals for fiscal year 2006, the Company’s capital structure was improved, its new store development program continued to increase our presence in key strategic markets and customer satisfaction ratings in both the front end and pharmacy improved. In recognition of her continued strong leadership in fiscal year 2006, the Compensation Committee set Ms. Sammons’ base salary for fiscal year 2007 at $1,000,000, the same level that it was for fiscal years 2004 through 2006.

The Compensation Committee reviewed similar considerations for each of the other named executives. With regard to Mr. Panzer’s performance, the Compensation Committee considered his new role as Chief Marketing Officer and increased his annual salary by two percent in fiscal year 2007. The Compensation Committee had increased Mr. Twomey’s annual salary by three percent in fiscal year 2007 based upon his performance as Chief Financial Officer. The Compensation Committee also increased Mr. deBruin’s annual salary by three percent in fiscal year 2007 based upon his performance as Executive Vice President, Pharmacy. No adjustment was made to Mr. Mastrian’s annual salary in fiscal year 2007.

Cash Incentive Bonuses

The Company has established an annual cash bonus program in order to incentivize associates’ to meet the Company’s Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization and certain other adjustments) and customer satisfaction targets for the fiscal year 2007. Named executive officers, other executive officers and key managers of the Company participate in the cash bonus program. The bonuses paid for fiscal year 2007 appear in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column. Under the program, bonus target amounts, expressed as a percentage of base salary, are established for participants at the beginning of each fiscal year. Bonus payouts for the year are then determined by the Company’s financial and customer satisfaction results for the year relative to predetermined performance measures. The Compensation Committee considered the following when establishing the awards for fiscal year 2007:

Bonus Targets.   Bonus targets for each individual were based on job responsibilities, internal relativity, and peer group data. Our objective was to set bonus targets such that total annual cash compensation was within the broad middle range of peer group companies and a substantial portion of that compensation was linked to company performance. Consistent with our executive compensation policy, individuals with greater job responsibilities had a greater proportion of their total cash compensation tied to company performance through the bonus plan. Thus, the Compensation Committee established the following bonus targets for fiscal year 2007 (expressed as a percentage of base salary): Ms. Sammons, 150 percent; Mr. Mastrian, 110 percent; Mr. Panzer, 100 percent; Mr. Twomey, 60 percent; and Mr. deBruin, 60 percent.

Company performance measures.   For all participants in the corporate plan, including the named executive officers, the Compensation Committee established fiscal year 2007 company performance measures between the minimum ($650 million) and the maximum ($740 million) Adjusted EBITDA targets and the minimum (70%) and maximum (85%) of overall customer satisfaction survey targets. The measures were determined in April 2006. The Compensation Committee believes that this mix of performance measures encourages associates to focus appropriately on improving both operating results and customer service. The measures are also effective motivators because they are easy to track and clearly understood by associates. Under the plan formula, payouts can range from zero to 200 percent of target depending on company performance. In establishing the target for Adjusted EBITDA and customer satisfaction, the Compensation Committee considered the expected 2007 performance of these measures. The bonuses paid to executive officers for fiscal year 2007 correlated to the achievement of 102.91 percent of the combined Adjusted EBITDA and customer satisfaction results targets.

Equity Incentive Program

In fiscal year 2007, we employed three forms of equity incentives granted under the Company’s Stock Option and Stock Award Plans: stock options, performance awards and restricted stock. For the executive officers, stock option grants comprised 60 percent, performance awards comprised 30 percent and restricted stock comprised 10 percent of the total long-term equity incentive level established by the Compensation Committee. These incentives foster the long-term perspective necessary for continued success in our business. They also ensure that our leaders are properly focused on shareholder value. Stock options and restricted stock have traditionally been granted broadly and deeply within the organization, with approximately 10,000 management, field and store associates now participating in our equity incentive program. In determining the value of grants for executives, the Compensation Committee’s overall objective was to set combined grant values of stock options, restricted stock and performance awards that were competitive within the broad middle range of peer company long-term incentive grant amounts. The Compensation Committee approves grant values prior to the pre-established grant date. The Compensation Committee’s process for setting grant dates is discussed below. Then, on the grant date those values are converted to the equivalent number of shares based on the closing price of the Company’s common stock on the date of grant for restricted shares and performance units, and using the Black-Scholes valuation method for stock options.

Grant Timing and Price.   The Compensation Committee’s procedure for timing of equity grants (performance awards, restricted stock and stock options) provides assurance that grant timing is not being manipulated to result in a price that is favorable to associates. The annual equity grant date for all eligible employees, including executive officers (more than 10,000 associates), is in late-June. This date is established by the Compensation Committee well in advance of the date of grant—typically at the Compensation Committee’s September or December meeting. The late-June grant date timing is driven by several considerations:

•       It follows the Company’s assessment of prior year goals and objectives, establishment of the current fiscal year’s goals and objectives and assessment of management’s performance, allowing supervisors to deliver the equity awards close in time to performance appraisals.

•       It follows the filing of the financial statements for the prior fiscal year, so that the stock price at that time can reasonably be expected to fairly represent the market’s collective view of our then-current results and prospects.

For fiscal year 2007, the Compensation Committee maintained the same total grant values as in the prior fiscal year. In making this determination, the Compensation Committee reviewed available peer group data and found that the design of the long-term equity incentive program is reasonably aligned with those of the general retail industry market practice. Grant values for individual executive officers were determined by individual performance and internal relativity. Consistent with the Company’s compensation philosophy, executive officers at higher levels received a greater proportion of total pay in the form of equity incentives.

Equity Incentives—Stock Options

Stock options align associate incentives with shareholders because options have value only if the stock price increases over time. The Company’s ten-year options, granted at the market price on the date of grant, help focus employees on long-term growth. In addition, options are intended to help retain key associates because they vest over a four-year period, which also helps keep employees focused on long-term performance. The Company does not reprice options; likewise, if the stock price declines after the grant date, we do not replace options.

The Compensation Committee considered the following in establishing the fiscal year 2007 option grants to executive officers:

Grant size.   As noted above under “Equity Incentive Program,” stock option grants were 60 percent of the total equity grant values (measured in accordance with SFAS No. 123(R)) established by the Compensation Committee. The total equity grant values were unchanged from fiscal year 2006.

Equity Incentives—Performance Awards

Performance awards provide the named executive officers and other executives with units, payable in cash or shares of Rite Aid stock if certain company performance goals are achieved, aligning executives with shareholder interests and providing an ownership stake in the Company. The awards, normally granted annually, are structured as a targeted number of units based on the Company’s achievement of specific Adjusted EBITDA levels over a specified time period of three years. We granted performance awards for fiscal year 2007 to executive officers with possible payouts ranging from zero to 200 percent of the target amount, depending on Adjusted EBITDA as compared to target for fiscal years 2007, 2008 and 2009. No dividends are paid on the awards during the performance period. The awards are paid in cash or in stock, at the Company’s election, at the end of the three year performance period.

The Compensation Committee approved the terms of the fiscal year 2007 performance awards in June 2006, and took into consideration the following:

Target grant size.   As noted above under “Equity Incentive Program,” performance awards were 30 percent of the total equity grant values (measured in accordance with SFAS No. 123(R)) established by the Compensation Committee The Compensation Committee decided to maintain the same grant values in fiscal year 2007 as in the prior fiscal year.

Company performance measure.   As in previous years, the Compensation Committee established the performance measure as Adjusted EBITDA for each fiscal year over a three-year period. The Compensation Committee believes Adjusted EBITDA is an effective motivator because it is closely linked to shareholder value and has the greater ability to be impacted by the executives. In setting the target Adjusted EBITDA for fiscal year 2007, the Compensation Committee considered the expected earnings performance of the Company. There was no performance award payout in fiscal year 2007 in respect of previous years’ award cycles.

Longer-term focus and retention considerations.   To enhance the performance awards’ incentives for longer-term focus and retention, the awards to executive officers for fiscal year 2007 are payable in cash or restricted stock that is subject to forfeiture if the executive leaves the Company prior to February 2009 or such later date that Adjusted EBITDA performance for the period is determined, except by reason of death, disability, retirement, or by consent of the Compensation Committee.

Equity Incentives—Restricted Stock

Restricted stock grants are intended to help retain key associates because they generally vest over a three-year period, which also helps keep employees focused on long-term performance. Combined grants

(restricted stock, performance awards and stock options) provide a better balance for executive officers between risk and potential reward as compared to a grant of only stock options.

The Compensation Committee considered the following in establishing the fiscal year 2007 restricted stock grants to executive officers:

Grant size.   As noted above under “Equity Incentive Program,” restricted stock grants were 10 percent of the total equity grant values (measured in accordance with SFAS No. 123(R)) established by the Compensation Committee. The total equity grant values were unchanged from fiscal year 2006.

Post-Retirement Benefits

Supplemental Executive Retirement Plans.   Rite Aid established a defined contribution supplemental executive retirement plan for the benefit of our CEO, Ms. Sammons, and Mr. Miller, our current Chairman of the Board. Each month, $20,000 is invested for Mr. Miller and $20,000 is invested for Ms. Sammons. Under the defined contribution supplemental executive retirement plan, the participants are able to direct the investment of the amounts by selecting one or more investment vehicles from a group of deemed investments offered pursuant to the defined contribution supplemental executive retirement plan. The investments are made each month during the term of the participants’ service with Rite Aid. Each of Mr. Miller and Ms. Sammons is fully vested in the plan at all times.

Messrs. Mastrian, Panzer, deBruin and Twomey receive benefits under a defined contribution supplemental executive retirement plan (“Plan”), which is different from the retirement plan maintained for Ms. Sammons noted above. Under the Plan, Rite Aid credits a specific sum to an individual account established for Messrs. Mastrian, Panzer, deBruin and Twomey, and other participating executive officers, on a monthly basis. The amount credited is equal to 2% of the executive officer’s annual base compensation, up to a maximum of $15,000 per month. The participants are able to select among a choice of earnings indexes, and their accounts are credited with earnings which mirror the investment results of such indexes. Annually Rite Aid makes investments for all participants in the Plan. Participants vest in their accounts at the rate of 20% per year for each full year of participation in the Plan at a five-year rolling rate, provided that the entire account balance for each participant shall vest upon a “change in control” of the Company, as defined in the Plan. Participants will receive their vested account balance upon the earlier to occur of: (i) their retirement at age 60 or greater, with at least five years of participation in the Plan; (ii) termination of employment with the Company (including due to death or disability); (iii) a hardship withdrawal pursuant to the terms of the Plan; and (iv) a withdrawal election pursuant to the terms of the Plan.

Other Post-Employment and Change in Control Benefits

On December 5, 1999, Rite Aid entered into an employment agreement with Mary F. Sammons. On November 18, 2000, Rite Aid entered into an employment agreement, effective as of September 27, 2000, with James P. Mastrian; on June 27, 2001, Rite Aid entered into an employment agreement with Mark C. Panzer; on February 3, 2003, Rite Aid entered into an employment agreement with Jerry Mark deBruin; and on September 1, 2003, Rite Aid entered into an employment agreement with Kevin Twomey (referred to herein as the “Named Executive Officers”). The terms of the employment agreements are described in more detail under the caption “Employment Agreements”. Severance and change in control benefits provided under the employment agreements are described under the caption “Potential Payments Upon Termination or Change in Control”. In connection with the Brooks/Eckerd Transaction, the Compensation Committee revisited the terms of the employment agreements and the change in control provisions in particular. Upon the advice of its independent compensation consultant, the Compensation Committee determined that the existing employment agreements did not need to be revised in light of the relatively limited change in control benefits provided. Under Ms. Sammons’s employment agreement, any termination of employment by Ms. Sammons within the six month period commencing on the date of a change in control of Rite Aid will be treated as a termination of employment by the Executive for “good reason,” as defined in the agreement. Ms. Sammons has waived any right she would have pursuant to her employment agreement upon a change in control triggered by the Brooks/Eckerd Transaction.

Deductibility Cap on Executive Compensation

The Compensation Committee is aware that Section 162(m) of the Internal Revenue Code of 1986, as amended, treats certain elements of executive compensation in excess of $1,000,000 a year as an expense not deductible by the Company for federal income tax purposes. However, certain payments made to the Named Executive Officers will not qualify as performance-based compensation under Section 162(m). The Compensation Committee reserves the right to pay compensation that may be non-deductible to the Company if it determines that it would be in the best interests of the Company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Philip G. Satre, Chairman
Michael A. Friedman, MD
Stuart M. Sloan

SUMMARY COMPENSATION TABLE FOR FISCAL 2007

The following summary compensation table sets forth, the cash and non-cash compensation paid to or earned by our Chief Executive Officer, Chief Financial Officer and the other three most highly compensated executive officers of the Company (collectively, the “Named Executive Officers”) for the fiscal year 2007. As used herein, the term “Named Executive Officers” means all persons identified in the Summary Compensation Table.

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($)(1)		Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change In Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(5)		Total ($)(11)
Mary F. Sammons (President & CEO)	2007	1,000,000	666,569		602,593	1,543,631	6,719	451,454	(6)	4,270,966
James P. Mastrian (Chief Operating Officer)	2007	775,000	1,158,367	(4)	294,038	877,297	122,565	345,959	(7)	3,573,226
Mark C. Panzer (Sr Exec VP, Chief Marketing Officer)	2007	611,769	369,529		291,345	629,802	69,973	209,138	(8)	2,181,556
Kevin Twomey (Exec VP & CFO)	2007	437,505	109,769		97,288	270,290	—	147,328	(9)	1,062,180
Jerry Mark deBruin (Exec VP, Pharmacy)	2007	386,034	261,683		120,661	238,491	46,417	128,372	(10)	1,181,658

(1)             Represents the total expense recorded in fiscal 2007 in accordance with SFAS No. 123(R) for restricted stock awards granted in fiscal 2005, 2006, and 2007. For information regarding assumptions used in determining the fair value of an award, please refer to Note 14 of the Company’s Annual Report on Form 10-K filed with the SEC on April 30, 2007.

(2)             Represents the total expense recorded in fiscal 2007 in accordance with SFAS No. 123(R) for stock option awards granted in fiscal 2004, 2005, 2006, and 2007. For information regarding assumptions used in determining an award’s fair value, please refer to Note 14 of the Company’s Annual Report on Form 10-K filed with the SEC on April 30, 2007.

(3)             Represents above market earnings (over 120% of the “applicable federal rate” or “AFR”) under the Company’s supplemental executive (defined contribution) retirement plans.

(4)             Includes restricted stock awarded to Mr. Mastrian in connection with his promotion to Chief Operating Officer.

(5)             With respect to personal use of aircraft as described in these footnotes to the Summary Compensation Table, the Company determines the incremental cost of an officer’s aircraft usage by calculating the variable flight-hour cost associated with the particular aircraft. Variable cost in general includes fuel, landing fees, maintenance costs per flight, per hour and catering.

(6)             All Other Compensation for Ms. Sammons includes $240,000 for Company contributions to a supplemental executive retirement plan, $104,911 of earnings equal to 120% of AFR under said plan, $89,343 for personal use of aircraft, $12,000 car allowance, and $5,200 for personal financial planning services.

(7)             All Other Compensation for Mr. Mastrian includes $180,000 for Company contributions to a supplemental executive retirement plan, $46,352 of earnings equal to 120% of AFR under said plan, $8,800 for Company matching contributions to our 401(k) plan, $93,807 for personal use of aircraft, $12,000 car allowance, and $5,000 for personal financial planning services.

(8)             All Other Compensation for Mr. Panzer includes $146,400 for Company contributions to a supplemental executive retirement plan, $39,715 of earnings equal to 120% of AFR under said plan, $8,873 for Company matching contributions to our 401(k) plan, $2,150 for personal use of aircraft and a $12,000 car allowance.

(9)             All Other Compensation for Mr. Twomey includes $104,550 for Company contributions to a supplemental executive retirement plan, $21,900 of earnings equal to or less than 120% of AFR under said plan, $8,878 for Company matching contributions to our 401(k) plan, and a $12,000 car allowance.

    (10) All Other Compensation for Mr. deBruin includes $92,250 for Company contributions to a supplemental executive retirement plan, $15,253 of earnings equal to 120% of AFR under said plan, $8,869 for Company matching contributions to our 401(k) plan, and a $12,000 car allowance.

    (11) For each Named Executive Officer, the amount of salary (non-performance based compensation) and bonus (the performance based bonuses shown in the “Non-Equity Incentive Plan Compensation” column) in relation to total compensation is as follows:  Ms. Sammons, 64%, Mr. Mastrian, 48%, Mr. Panzer, 60%, Mr. Twomey, 70%, and Mr. deBruin, 55%.

GRANTS OF PLAN-BASED AWARDS TABLE FOR FISCAL 2007

The following table summarizes grants of plan-based awards made to Named Executive Officers during fiscal year 2007. Awards under Non-Equity Incentive Plans relate to cash incentive bonuses as discussed in the Compensation Discussion and Analysis. Awards under Equity Incentive Plans relate to performance awards that may be earned based on Company performance as further described in Note 2 below. Other stock awards and other option awards relate to restricted share grants and stock option grants, respectively.

		Estimated Future Payouts Under Non-Equity Incentive Plans(1)			Estimated Future Payouts Under Equity Incentive Plans(2)			Other	Other	Exercise or Base Price of	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold 50% $	Target 100% $	Max 200% $	Threshold	Target	Max	Stock Awards #	Option Awards #	Option Awards $	Awards $(3)
Mary F. Sammons	4/5/2006	—	—	—	—	—	—	199,501	—	—	799,999
	6/20/2006	750,000	1,500,000	3,000,000	36,652	73,303	146,606	24,434	279,943	4.42	799,457
James P. Mastrian	4/5/2006	—	—	—	—	—	—	74,813	—	—	300,000
	6/20/2006	426,250	852,500	1,705,000	18,937	37,873	75,746	12,624	144,637	4.42	413,051
Mark C. Panzer	4/5/2006	—	—	—	—	—	—	74,813	—	—	300,000
	6/20/2006	306,000	612,000	1,224,000	14,954	29,908	59,816	9,969	114,217	4.42	326,179
Kevin Twomey	4/5/2006	—	—	—	—	—	—	31,796	—	—	127,502
	6/20/2006	131,325	262,650	525,300	8,914	17,827	35,654	5,942	68,081	4.42	194,424
Jerry Mark deBruin	4/5/2006	—	—	—	—	—	—	28,055	—	—	112,501
	6/20/2006	115,875	231,750	463,500	7,865	15,730	31,460	5,243	60,071	4.42	171,549

(1)                Actual awards for fiscal 2007, based on the achievement of 102.91 percent of target were as follows: Ms. Sammons—$1,543,631, Mr. Mastrian—$877,297, Mr. Panzer—$629,802, Mr. Twomey—$270,290 and Mr. deBruin $238,491. See the compensation Discussion and Analysis, above, for more information regarding the Company’s annual cash incentive plan.

(2)                On June 20, 2006, the named executive officers received grants of performance-based stock units that will be earned based upon the achievement of a percentage of a three-year cumulative Adjusted EBITDA goal. Vesting for the performance units will occur, provided performance targets are met, on February 28, 2009 (the end of the Company’s fiscal year 2009) or such later date as the Adjusted EBITDA performance for fiscal years 2007-2009 is determined. The award payout will be the equivalent to the cash value of one share of stock for each unit earned.

(3)                Represents the grant date fair value, measured in accordance with SFAS No. 123(R), of stock and option awards made in Fiscal 2007. Except as noted above, grant date fair values are calculated pursuant to assumptions described in Note 14 of the Company’s 2007 Annual Report on Form 10-K filed with the SEC on April 30, 2007. The per share price of our common stock was $4.01 on April 5, 2006, the grant date of the stock awards and $4.42 on June 20, 2006, the grant date of the stock option awards.

Executive Employment Agreements

Rite Aid has entered into employment agreements with each of the Named Executive Officers, the material terms of which are described below.

•       Ms. Sammons was appointed President and Chief Operating Officer of Rite Aid and was appointed to Rite Aid’s Board of Directors, and is now President and Chief Executive Officer;

•       Mr. Mastrian was appointed Senior Executive Vice President, Marketing and Logistics, and is now Chief Operating Officer;

•       Mr. Panzer was appointed Executive Vice President of Store Operations and is now Senior Executive Vice President, Chief Marketing Officer;

•       Mr. Twomey was appointed Senior Vice President, Chief Accounting Officer and is now Executive Vice President, Chief Financial Officer; and

•       Mr. deBruin was appointed Senior Vice President, Pharmacy Services, and is now Executive Vice President, Pharmacy.

Term.   The term of each Executive’s employment agreement commenced on the effective date of his or her employment agreement shown in the Compensation Discussion and Analysis. Unless terminated earlier, each employment agreement will terminate on its third anniversary, and in the case of  Mr. Twomey’s employment agreement, the agreement will terminate on the second anniversary (such respective period, the “Employment Period”), but will automatically renew for an additional year on each anniversary of the effective date of the agreement (“Renewal Date”), unless either the Executive or Rite Aid provides the other with notice of non-renewal at least 180 days prior to a Renewal Date.

Salary and Incentive Bonus.   The respective agreements provide each Executive with a base salary and incentive compensation (which may be reviewed periodically for increase by the Compensation Committee) that includes, with respect to fiscal year 2007:

•       Ms. Sammons is entitled to receive an annual base salary of not less than $750,000 (and received an annualized base salary of $1,000,000 in fiscal year 2007). If Rite Aid’s performance meets certain targets in the future, Ms. Sammons may receive an annual bonus that, if awarded, will equal or exceed 150% of her annual base salary then in effect.

•       Mr. Mastrian is entitled to receive an annual base salary of not less than $575,000 (and received an annualized base salary of $775,000 in fiscal year 2007). If Rite Aid’s performance meets certain targets in the future, Mr. Mastrian may receive an annual bonus that, if awarded, will equal or exceed 110% of his annual base salary then in effect.

•       Mr. Panzer is entitled to receive an annual base salary of not less than $375,000 (and received an annualized base salary of $612,000 in fiscal year 2007). If Rite Aid’s performance meets certain targets in the future, Mr. Panzer may receive an annual bonus that, if awarded, will equal or exceed 100% of his annual base salary then in effect.

•       Mr. Twomey is entitled to receive an annual base salary of not less than $317,000 (and received an annualized base salary of $437,750 in fiscal year 2007). If Rite Aid’s performance meets certain targets in the future, Mr. Twomey may receive an annual bonus that, if awarded, will equal or exceed 60% of his annual base salary then in effect.

•       Mr. deBruin is entitled to receive an annual base salary of not less than $250,000 (and received an annualized base salary of $386,250 in fiscal year 2007). If Rite Aid’s performance meets certain targets in the future, Mr. deBruin may receive an annual bonus that, if awarded, will equal or exceed 60% of his annual base salary then in effect.

Other Benefits.   Pursuant to their employment agreements, each of the Executives is also entitled to participate in Rite Aid’s fringe benefit and perquisite programs and savings plans.

Restrictive Covenants.   The employment agreement of each Named Executive Officer prohibits the officer from competing with Rite Aid during his or her Employment Period and for a period of one year, or with respect to Messrs. Mastrian, Panzer, Twomey and deBruin, two years, thereafter.

Termination and Change in Control Benefits.   The provisions of the employment agreements relating to termination of employment are described under the caption “Potential Payments Upon Termination or Change in Control” below.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the number of securities underlying outstanding equity awards for the Named Executive Officers as of March 3, 2007:

OUTSTANDING EQUITY AWARDS AT 2007 FISCAL YEAR-END TABLE

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (9)	Option Exercise price $	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(9)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: # of Unearned Shares or Units That Have Not Vested (#)(9)	Equity Incentive Plan Awards: Market or Payout Value of Shares or Units of Stock That Have Not Vested ($)
Mary F. Sammons	2,000,000	—	2.75	12/5/2009	9,293	(1)	53,992	78,832	$458,014
	1,050,000	—	2.75	6/29/2010	17,518	(3)	101,780	73,303	425,890
	3,500,000	—	4.05	2/13/2011	199,501	(4)	1,159,101
	497,216	—	2.26	1/30/2012	24,434	(5)	141,962
	500,000	—	2.10	12/11/2012
	146,104	146,104	5.38	6/24/2014
	66,751	200,250	4.11	6/23/2015
	—	279,943	4.42	6/20/2016
James P. Mastrian	150,000	—	38.19	7/6/2008	4,027	(1)	23,397	35,212	204,582
	150,000	—	24.25	6/4/2009	7,824	(3)	45,457	37,873	220,042
	266,454	—	2.69	11/10/2009	300,000	(6)	1,743,000
	33,546	—	2.75	1/17/2010	74,813	(7)	434,664
	300,000	—	2.75	6/29/2010	12,624	(5)	73,345
	1,000,000	—	4.05	2/13/2011
	168,750	—	2.26	1/30/2012
	300,000	—	2.10	12/11/2012
	63,312	63,311	5.38	6/24/2014
	29,816	89,445	4.11	6/23/2015
	—	144,637	4.42	6/20/2016
Mark C. Panzer	500,000	—	8.56	6/27/2011	3,562	(1)	20,695	31,533	183,207
	100,000	—	2.26	1/30/2012	7,007	(3)	40,711	29,908	173,765
	300,000	—	2.55	6/26/2012	74,813	(4)	434,664
	300,000	—	2.10	12/11/2012	9,969	(5)	57,920
	56,007	56,006	5.38	6/24/2014
	26,700	80,100	4.11	6/23/2015
	—	114,217	4.42	6/20/2016
Kevin Twomey	200,000	—	3.44	1/10/2011	1,214	(2)	7,053	10,609	61,638
	200,000	—	4.05	2/13/2011	2,357	(3)	13,694	17,827	103,575
	70,000	—	2.26	1/30/2012	31,796	(4)	184,735
	75,000	—	2.10	12/11/2012	5,942	(5)	34,523
	18,863	18,862	5.40	4/7/2014
	8,983	26,948	4.11	6/23/2015
	—	68,081	4.42	6/20/2016
Jerry Mark deBruin	43,750	—	2.58	2/12/2013	1,227	(2)	7,129	12,022	69,848
	19,050	19,049	5.40	4/7/2014	2,671	(3)	15,519	15,730	91,391
	10,180	30,538	4.11	6/23/2015	83,333	(8)	484,165
	—	60,071	4.42	6/20/2016	28,055	(4)	163,000
					5,243	(5)	30,462

(1)                Restricted stock awards were granted on June 24, 2004. The remaining unvested awards shown will vest on June 24, 2007.

(2)                Restricted stock awards were granted on April 7, 2004. The remaining unvested awards shown vested on April 7, 2007.

(3)                Restricted stock awards were granted on June 23, 2005. The remaining unvested awards will vest one-half on June 23, 2007 and the remaining half on June 23, 2008 based on continued employment.

(4)                Restricted stock awards were granted as a retention award on April 5, 2006 and one-third will vest on each of the anniversary dates of April 5, 2007, April 5, 2008, and April 5, 2009 based on continued employment.

(5)                Restricted stock awards were granted on June 20, 2006 and one-third will vest on each of the anniversary dates of June 20, 2007, June 20, 2008, and June 20, 2009 based on continued employment.

(6)                Restricted stock awards were granted to Mr. Mastrian on October 10, 2005 in connection with his promotion to Chief Operating Officer. These awards will vest on October 10, 2007 based on continued employment.

(7)                Restricted stock awards were granted as a retention award to Mr. Mastrian on April 5, 2006 and will vest on October 10, 2007.

(8)                Restricted stock awards were granted to Mr. deBruin on October 10, 2005 in connection with his promotion to Executive Vice President, Pharmacy and were scheduled to vest in annual one-third increments over a three-year period. The remaining unvested awards will vest one-half on October 10, 2007 and one-half on October 10, 2008 based on continued employment.

(9)                Refer to Potential Payments Upon Termination or Change in Control for circumstances under which the terms of the vesting of equity awards may be accelerated.

OPTIONS EXERCISES AND STOCK VESTED TABLE FOR FISCAL 2007

The following table summarizes for each Named Executive Officer the stock option exercises and shares vested during fiscal year 2007:

	Options		Awards
Name	# shares acquired	Value realized($)	# shares acquired	Value Realized ($)
Mary F. Sammons	—	—	18,053	75,462
James P. Mastrian	—	—	49,606	226,103
Mark C. Panzer	—	—	27,067	122,140
Kevin Twomey	—	—	2,394	9,837
Jerry Mark deBruin	87,500	164,063	44,230	200,543

NONQUALIFIED DEFINED CONTRIBUTION AND OTHER
NONQUALIFIED DEFERRED COMPENSATION PLANS FOR FISCAL 2007

The following table provides information concerning the non-qualified defined contribution and deferred compensation of each of the Named Executive Officers in fiscal 2007:

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Mary F. Sammons(1)	0	240,000	111,630	0	2,077,142
James P. Mastrian(2)	0	180,000	168,917	0	1,111,281
Mark C. Panzer(2)	0	146,400	109,688	0	909,298
Kevin Twomey(2)	0	104,550	21,900	0	525,406
Jerry Mark deBruin(2)	0	92,250	61,670	0	404,796

(1)          Amounts shown relate to a supplemental executive retirement plan for Ms. Sammons. Please refer to the Compensation Discussion and Analysis for a description of the material terms of this plan.

(2)          Amounts show relate to a supplemental executive retirement plan. Please refer to the Compensation Discussion and Analysis for a description of the material terms of this plan.

(3)          Includes contributions to the Supplemental Executive Retirement Plans that were previously disclosed in prior Summary Compensation Tables for Ms. Sammons of $1,185,000, Mr. Mastrian of $563,200, Mr. Panzer of $490,000, Mr. Twomey of $387,540, and Mr. de Bruin of $202,400.

Rite Aid established a defined contribution supplemental executive retirement plan for the benefit of Mr. Miller and Ms. Sammons, which is described in the “Compensation Discussion and Analysis” above.

Messrs. Mastrian, Panzer, deBruin and Twomey receive benefits under a defined contribution supplemental executive retirement plan, which is different from the one noted above. It is described in the “Compensation Discussion and Analysis” above.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

As discussed above under the caption “Employment Agreements”, the Company has entered into employment agreements with each of the Named Executive Officers. Upon written notice, the employment agreement of each of the Named Executive Officers is terminable by either Rite Aid or the individual officer seeking termination.

If Ms. Sammons is terminated by Rite Aid “without cause” or if she terminates her employment for “good reason” (as such terms are defined in Ms. Sammons’ employment agreement), then:

•       Ms. Sammons will be paid an amount equal to three times the sum of the annual base salary and target bonus plus any accrued but unpaid salary and bonus, with the maximum bonus that she is eligible to earn being pro-rated through the date of termination; and

•       Ms. Sammons will be paid the deferred compensation amounts that would otherwise have been credited to her pursuant to the supplemental executive retirement plan (discussed in the Compensation Discussion and Analysis) had she continued employment with Rite Aid through the end of the then-remaining Employment Period and she will continue to receive medical benefits for life.

With respect to Ms. Sammons’ stock options, if Ms. Sammons:

•       terminates her employment for “good reason,” all of the stock options will immediately vest and be exercisable for the remainder of their stated terms, the restrictions on the restricted common stock will immediately lapse and any performance or other conditions applicable to any other equity incentive awards will be considered to have been satisfied; or

•       terminates her employment other than for “good reason,” all of the stock options awarded pursuant to her employment agreement will remain vested and exercisable throughout the remainder of their stated terms and any other outstanding stock option that has vested and become exercisable prior to the date of termination shall remain vested and exercisable for the remainder of their stated term.

Upon termination of employment for any reason other than “cause” (as defined in her employment agreement), Ms. Sammons is entitled to receive an annual payment following termination and continuing for life (and the life of her spouse) equal to the cost of purchasing medical coverage comparable to the coverage provided to our senior executives immediately prior to such termination, excepting payments for periods that the Company provides such coverage described above.

Pursuant to their employment agreements with the Company, if any of Messrs. Mastrian, Panzer, Twomey or deBruin is terminated by Rite Aid “without cause” or if such officer’s employment is terminated by the officer for “good reason” (as such terms are defined in the employment agreement), then the officer will be entitled to receive:

•       an amount equal to two times the sum of his annual base salary and target bonus plus any accrued but unpaid salary and bonus, with the maximum bonus that the Executive is eligible to earn being pro-rated through the date of termination; and

•       all of his stock options will immediately vest and be exercisable, generally, for a period of 90 days following the termination of employment and the restrictions on the restricted common stock will immediately lapse to the extent his options would have vested and restrictions would have lapsed had he remained employed by Rite Aid for two years following the termination.

If Rite Aid terminates any of the Named Executive Officers “for cause,” or any of the Named Executive Officers terminates his or her employment without “good reason” (with the exception of Ms. Sammons, whose termination provision is described above):

•       Rite Aid shall pay him or her all accrued but unpaid salary and benefits;

•       any portion of any then-outstanding stock option grant that was not exercised prior to the date of termination shall immediately terminate; and

•       any portion of any restricted stock award, or other equity incentive award, as to which the restrictions have not lapsed or as to which any other conditions were not satisfied prior to the date of termination shall be forfeited.

Change-in-Control Arrangements.   Under Ms. Sammons’s December 5, 1999 employment agreement, any termination of employment by the Executive within the six month period commencing on the date of a “change in control” of Rite Aid will be treated as a termination of employment by the Executive for “good reason.” Ms. Sammons has waived any right she would have pursuant to her employment agreement upon a change in control triggered by the Brooks/Eckerd Transaction.

Under Mr. Mastrian’s employment agreement, upon a “change in control,” all of his stock options will immediately vest and be exercisable and any restrictions on restricted stock will immediately lapse. Under Mr. deBruin’s employment agreement, upon a “change in control,” any restrictions on restricted stock will immediately lapse.

A “change in control” of the Company has no effect under Messrs. Panzer’s and Twomey’s employment agreements.

Each employment agreement provides that the Named Executive Officer will receive an additional payment to reimburse the officer for any excise taxes imposed pursuant to Section 4999 of the Internal Revenue Code, together with reimbursement for any additional taxes incurred by reason of such payments.

The unvested account balance of the Supplemental Executive Retirement Plan in which Messrs. Mastrian, Panzer, Twomey and deBruin participate will vest upon a “change in control” of the Company as defined in said plan.

Quantification

The termination and change of control payments that would have been made to the Named Executive Officers had their employment been terminated as of March 3, 2007 under the circumstances described in the tables below are quantified in the tables below.

Executive— Mary F. Sammons (CEO)	Death	Disability	Change of Control (Without Termination)	Termination Without Cause or Quit for Good Reason	Termination Without Cause, Quit for Good Reason or Right to Resign Within 6 Months After Change of Control
3 X Base Salary	N/A	N/A	N/A	$3,000,000	$3,000,000
3 X Target Bonus	N/A	N/A	N/A	$4,500,000	$4,500,000
Pro-Rated Bonus for Past Fiscal Year	$1,500,000	$1,500,000	N/A	$1,500,000	$1,500,000
Health Benefit Continuation for Life	$200,000	$200,000	N/A	$200,000	$200,000
SERP Continuation for 3 Years	$720,000	$720,000	N/A	$720,000	$720,000
SERP Vesting (Sammons already fully vested)	N/A	N/A	N/A	N/A	N/A
Vesting of Unvested Options and Restricted Stock(1)	$2,249,204	2,249,204	$2,249,204	$2,249,204	$2,249,204
Excise Tax Gross-Up	N/A	N/A	$0	N/A	$3,172,616

James P. Mastrian	Death	Disability	Change of Control (Without Termination)	Termination Without Cause or Quit for Good Reason	Termination Without Cause or Quit for Good Reason Within 6 Months After Change of Control
2 X Base Salary	N/A	N/A	N/A	$1,550,000	$1,550,000
2 X Bonus	N/A	N/A	N/A	$1,705,000	$1,705,000
Pro-Rated Bonus for Past Fiscal Year	N/A	N/A	N/A	$852,500	$852,500
Health Benefit Continuation for Life	$157,000	$157,000	N/A	$157,000	$157,000
Vesting of Unvested Options and Restricted Stock(1)	$2,524,533	$2,524,533	$2,700,189	$2,524,533	$2,700,189
SERP Vesting (Not applicable—Mastrian already fully vested)	N/A	N/A	N/A	N/A	N/A
Excise Tax Gross-Up	N/A	N/A	$0	N/A	$1,299,568

Mark C. Panzer	Death	Disability	Change of Control (Without Termination)	Termination Without Cause or Quit for Good Reason	Termination Without Cause or Quit for Good Reason Within 6 Months After Change of Control
2 X Base Salary	N/A	N/A	N/A	$1,224,000	$1,224,000
2 X Bonus	N/A	N/A	N/A	$1,224,000	$1,224,000
Pro-Rated Bonus for Past Fiscal Year	N/A	N/A	N/A	$612,000	$612,000
Health Benefit Continuation for 2 Years	$28,460	$28,460	N/A	$28,460	$28,460
Vesting of Unvested Equity	$84,172	$84,172	$0	$719,966	$719,966
SERP Vesting of Nonvested Portion	$373,765	$373,765	$373,765	$373,765	$373,765
Excise Tax Gross-Up	N/A	N/A	$0	N/A	$921,347

Kevin Twomey	Death	Disability	Change of Control (Without Termination)	Termination Without Cause or Quit for Good Reason	Termination Without Cause or Quit for Good Reason Within 6 Months After Change of Control
2 X Base Salary	N/A	N/A	N/A	$875,500	$875,500
2 X Bonus	N/A	N/A	N/A	$525,300	$525,300
Pro-Rated Bonus for Past Fiscal Year	N/A	N/A	N/A	$262,650	$262,650
Health Benefit Continuation for 2 Years	$20,742	$20,742	N/A	$20,742	$20,742
Vesting of Unvested Equity	$267,632	$267,632	$0	$267,632	$267,632
SERP Vesting of Nonvested Portion	$209,156	$209,156	$209,156	$209,156	$209,156
Excise Tax Gross-Up	N/A	N/A	$0	N/A	$520,821

Jerry Mark deBruin	Death	Disability	Change of Control (Without Termination)	Termination Without Cause or Quit for Good Reason	Termination Without Cause or Quit for Good Reason Within 6 Months After Change of Control
2 X Base Salary	N/A	N/A	N/A	$772,500	$772,500
2 X Bonus	N/A	N/A	N/A	$463,500	$463,500
Pro-Rated Bonus for Past Fiscal Year	N/A	N/A	N/A	$231,750	$231,750
Health Benefit Continuation for 2 Years	$26,140	$26,140	N/A	$26,140	$26,140
Vesting of Unvested Equity(2)	$719,966	$719,966	$700,273	$719,966	$784,445
SERP Vesting of Nonvested Portion	$218,389	$218,389	$218,389	$218,389	$218,389
Excise Tax Gross-Up	N/A	N/A	$0	N/A	$519,009

(1)          Upon a change of control (as defined in his employment agreement), Mr. Mastrian would become fully vested in certain outstanding stock option and restricted stock grants that were not yet vested on the date of the change of control. The value of stock options shown is based on the excess of $5.81, the closing price of a share of Rite Aid common stock on March 3, 2007 over the excise price of such options, multiplied by the number of unvested stock options held by the officer. The value of restricted stock shown is determined by multiplying the number of shares of restricted stock that would vest as of March 3, 2007 and $5.81, the closing price of a share of Rite Aid common stock on March 3, 2007.

(2)          Upon a change of control (as defined in his employment agreement), Mr. deBruin would become fully vested in certain outstanding restricted stock grants that were not yet vested on the date of the change of control. The value of restricted stock shown is determined by multiplying the number of shares of restricted stock that would vest as of March 3, 2007 and $5.81, the closing price of a share of Rite Aid common stock on March 3, 2007.

AUDIT COMMITTEE REPORT

The Board of Directors has adopted a written charter of the Audit Committee which further describes the role of the Audit Committee. The Audit Committee, among other things, appoints and engages our independent registered public accounting firm and oversees our financial reporting and internal control over financial reporting processes on behalf of the Board. Management has the primary responsibility for our financial statements, our accounting principles and our internal control over financial reporting. Our independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States. Our independent registered public accounting firm also is responsible for expressing an opinion on management’s assessment of the effectiveness of our internal control over financial reporting and an opinion on the effectiveness of our internal control over financial reporting.

In fulfilling its oversight responsibilities, the Audit Committee met nine times during fiscal year 2007.

During those meetings the Audit Committee:

•       Met with our internal auditors and independent registered public accounting firm, with and without management present, to discuss the overall scope and plans for their respective audits, the results of their examinations, their evaluations of management’s assessment of the effectiveness of our internal control over financial reporting and the overall quality of our financial reporting.

•       Reviewed and discussed with management and our independent registered public accounting firm, for their respective purposes, the audited financial statements included in our Annual Report on Form 10-K. The discussions included the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements and the Annual Report on Form 10-K.

•       Reviewed the Audit Committee charter.

•       Reviewed and discussed with our independent registered public accounting firm those matters required to be communicated by the standards of the Public Company Accounting Oversight Board. Also reviewed and discussed critical accounting policies and practices, alternative accounting treatments, and other material written communications between management and our independent registered public accounting firm, as required by Rule 2-07 of Regulation S-X under the Securities Exchange Act of 1934.

•       Discussed with our independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (“Communication with Audit Committees”), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

•       Discussed with our independent registered public accounting firm matters relating to their independence and received the written disclosures and the letter from our independent registered public accounting firm required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”) as adopted by the Public Company Accounting Oversight Board in Rule 3600T. The Audit Committee has considered whether the level of non-audit related services provided by our independent registered public accounting firm is consistent with maintaining their independence.

•       Pre-approved audit, other audit-related and tax services performed by our independent registered public accounting firm.

In addition to pre-approving the audit, other audit-related and tax services performed by our independent registered public accounting firm, the Audit Committee requests fee estimates associated with each proposed service. Providing a fee estimate for a service incorporates appropriate oversight and control of the independent registered public accounting firm relationship. On a quarterly basis, the Audit Committee reviews the status of services and fees incurred year-to-date against pre-approved services and fee estimates.

As outlined in the table below, we incurred the following fees, including expenses billed to the Company for the fiscal years ended March 3, 2007 and March 4, 2006 by our independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates.

	Year Ended
Description of Fees	March 3, 2007	March 4, 2006
	(Amounts in millions)
Audit Fees, including audit of annual financial statements and reviews of interim financial statements, registration statement filings and comfort letters related to various refinancing activities	$2.6	$3.0
Audit-Related Fees:
Acquisition due diligence fees and audits of employee benefit plans’ financial statements	0.8	0.2
Tax Fees, tax compliance advice and planning	0.1	0.2
Total	$3.5	$3.4

In reliance on the meetings and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended March 3, 2007 for filing with the SEC.

Alfred M. Gleason, Chairman
George G. Golleher
Robert A. Mariano
Philip G. Satre
Marcy Syms

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of March 3, 2007 with respect to the compensation plans under which our common stock may be issued:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Further Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders	30,586,918	$5.04	51,979,671
Equity compensation plans not approved by stockholders*	30,655,732	$4.17	1,015,603
Total	61,242,650		52,995,274

*                    These plans include the Company’s 1999 Stock Option Plan, under which 10,000,000 shares of common stock are authorized for the granting of stock options at the discretion of the Compensation Committee, and the 2001 Stock Option Plan, under which 20,000,000 shares of common stock are authorized for the granting of stock options, also at the discretion of the Compensation Committee. Both plans provide for the Compensation Committee to determine both when and in what manner options may be exercised; however, option terms may not extend for more than 10 years from the applicable date of grant. The plans provide that stock options may only be granted with exercise prices that are not less than the fair market value of a share of common stock on the date of grant. In addition to the options issued under the aforementioned plans, approximately 6,563,000 options are outstanding pursuant to option grants made in accordance with the provisions of individual agreements with certain of our executives. These options are included in the number of securities to be issued upon exercise of outstanding options, warrants and rights in column (a) above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires Rite Aid’s executive officers, directors and persons who own more than 10% of Rite Aid common stock to file reports of ownership and changes in ownership with the SEC and the NYSE. Such persons are required by SEC regulations to furnish Rite Aid with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to Rite Aid, we have determined that during fiscal year 2007 no persons subject to Section 16(a) reporting submitted late filings under Section 16(a) of the Exchange Act.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of May 8, 2007, certain information concerning the beneficial shareholdings of (a) each director, (b) each nominee for director, (c) each executive officer named in the Summary Compensation Table in this proxy statement, (d) each holder of more than 5% of Rite Aid common stock and (e) all directors and executive officers as a group (based on 539,402,608 shares of common stock outstanding as of May 8, 2007, plus the number of shares of common stock into which the outstanding shares of LGP preferred stock are convertible and any shares that may be acquired by the stockholder in question within 60 days of May 8, 2007). Each of the persons named below has sole voting power and sole investment power with respect to the shares set forth opposite his or her name, except as otherwise noted.

Beneficial Owners	Number of Common Shares Beneficially Owned(1)		Percentage of Class
Named Executive Officers, Directors and Director Nominees:
Joseph B. Anderson, Jr.	50,001	(2)	*
André Belzile.	0		*
John G. Danhakl	48,382,871	(3)	8.23%
Jerry Mark deBruin	208,484	(4)	*
Michael A. Friedman, MD	116,668	(5)	*
Alfred M. Gleason	478,301	(6)	*
George G. Golleher	300,001	(7)	*
Robert A. Mariano	50,001	(8)	*
James P. Mastrian	3,060,014	(9)	*
Robert G. Miller	8,812,780	(10)	1.61%
Mark C. Panzer	1,506,729	(11)	*
Mary F. Sammons	8,973,463	(12)	1.64%
Philip G. Satre	129,168	(13)	*
Stuart M. Sloan	316,645	(14)	*
Jonathan D. Sokoloff	49,021,656	(15)	8.34%
Marcy Syms	50,001	(16)	*
Kevin Twomey	690,699	(17)	*
All Executive Officers and Directors (19 persons)	74,348,346		12.65%
5% or Greater Stockholders:
Green Equity Investors III, L.P	48,316,220	(18)	8.22	%(19)
11111 Santa Monica Blvd., Suite 2000 Los Angeles, CA 90025
FMR Corp.	63,254,357	(20)	10.76%
82 Devonshire St. Boston, MA 02109
Tudor Investment Corp.	33,223,259	(21)	5.65%
1275 King St. Greenwich, CT 06831
Thornburg Investment Management Inc.	30,743,708	(22)	5.23%
119 E. Marcy Street Santa Fe, NM 87501

                 * Percentage less than 1% of class.

       (1) Beneficial ownership has been determined in accordance with Rule 13d-3 under Exchange Act, thereby including options exercisable within 60 days of the record date of May 8, 2007.

       (2) This amount includes 50,001 shares which may be acquired within 60 days by exercising stock options.

       (3) This amount includes 66,651 shares owned directly by Mr. Danhakl and 48,316,220 shares beneficially owned by Green Equity Investors III, L.P., which is affiliated with Leonard Green & Partners, L.P., of which Mr. Danhakl is a managing director and equity owner.

       (4) This amount includes 63,953 shares which may be acquired within 60 days by exercising stock options.

       (5) This amount includes 116,668 shares which may be acquired within 60 days by exercising stock options.

       (6) This amount includes 71,500 shares owned by Mr. Gleason’s spouse and 300,001 shares which may be acquired within 60 days by exercising stock options.

       (7) This amount includes 250,001 shares which may be acquired within 60 days by exercising stock options.

       (8) This amount includes 50,001 shares which may be acquired within 60 days by exercising stock options.

       (9) This amount includes 2,559,509 shares which may be acquired within 60 days by exercising stock options.

(10) This amount includes 8,800,001 shares which may be acquired within 60 days by exercising stock options.

(11) This amount includes 1,313,465 shares which may be acquired within 60 days by exercising stock options.

(12) This amount includes 52,779 shares owned by Ms. Sammon’s spouse and 7,969,859 shares which may be acquired within 60 days by exercising stock options.

(13) This amount represents 12,500 shares owned jointly by Mr. Satre and his spouse and 116,668 shares which may be acquired within 60 days by exercising stock options.

(14) This amount includes 300,001 shares which may be acquired within 60 days by exercising stock options.

(15) This amount includes 705,436 shares owned jointly by Mr. Sokoloff and his spouse and 48,316,220 shares beneficially owned by Green Equity Investors III, L.P., which is affiliated with Leonard Green & Partners, L.P., of which Mr. Sokoloff is an executive officer and equity owner.

(16) This amount includes 50,001 shares which may be acquired within 60 days by exercising stock options.

(17) This amount includes 608,281 shares which may be acquired within 60 days by exercising stock options.

(18) Green Equity Investors III, L.P. beneficially owns 48,316,220 shares of common stock. This number represents (i) the number of shares issuable within 60 days of May 8, 2007 upon the conversion of 2,614,864.3765 shares of convertible preferred stock, and (ii) 42,527.7282 shares, on a converted basis, that will be paid as a dividend on June 30, 2007 on preferred stock held by Green Equity Investors III, L.P.

(19) Based upon the number of shares outstanding within 60 days of the record date and assuming conversion of all LGP preferred stock by Green Equity Investors III, L.P.

(20) Based solely on a Schedule 13G/A filed with the Commission on February 14, 2007, which indicates that as of December 31, 2006, these shares are beneficially owned by FMR Corp. (“FMR”) and various FMR subsidiaries and related persons and entities, including Fidelity Management & Research Company, which is a wholly-owned subsidiary of FMR and an investment adviser (“Fidelity”), Edward C. Johnson III, Chairman of FMR, and other entities. The Schedule 13G/A reports sole power to vote or direct the voting of 12,456,682 shares and sole power to dispose or direct the disposition of 63,254,357 shares.

(21) Based solely on a Schedule 13G/A filed with the Commission on February 14, 2007, which indicates that as of December 31, 2006, these shares are beneficially owned by Tudor Investment Corp. (“Tudor”) and various Tudor subsidiaries and related persons and entities, including Tudor Proprietary Trading, LLC (“TPT”), The Tudor BVI Global Portfolio Ltd., The Raptor Global Portfolio Ltd., The Altar Rock Fund LP, Paul Tudor Jones, II, controlling shareholder of Tudor, and James J. Pallotta, portfolio manager of Tudor and TPT. The Schedule 13G/A reports shared voting and dispositive power of 33,223,259 shares.

(22) Based solely on a Schedule 13G/A filed with the Commission on April 19, 2007, which indicates that as of December 31, 2006, these shares are beneficially owned by Thornburg Investment Management, Inc. The Schedule 13G/A reports sole power to vote or direct the voting of 20,317,808 shares and sole power to dispose or direct the disposition of 30,743,708 shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Person Transactions

We have adopted a written policy concerning the review, approval or ratification of transactions with related persons. The Nominating and Governance Committee is responsible for review, approval or ratification of “related person transactions” between the Company or its subsidiaries and related persons. Under SEC rules, a related person is, or anytime since the beginning of the last fiscal year was, a director, officer, nominee for director, an immediate family member (as defined under applicable SEC rules) of such persons, or a 5% stockholder of the Company. A related person transaction is any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000, and a related person has a direct or indirect material interest.

Directors, executive officers and nominees must complete an annual questionnaire and disclose all potential related person transactions involving themselves and their immediate family members that are known to them. Throughout the year, directors and executive officers must notify the Corporate Secretary and Chief Accounting Officer of any potential Related Person Transactions as soon as they become aware of any such transaction. The Corporate Secretary and Chief Accounting Officer inform the Nominating and Governance Committee of any related person transaction of which they are aware. The Corporate Secretary and Chief Accounting Officer are responsible for conducting a preliminary analysis and review of potential related person transactions and presentation to the Nominating and Governance Committee for review including provision of additional information to enable proper consideration by the Committee. As necessary, the Nominating and Governance Committee shall review approved Related Person Transactions on a periodic basis throughout the duration of the transaction to ensure that the transactions remains in the best interests of the Company. The Nominating and Governance Committee may, in its discretion, engage outside counsel to review certain related person transactions. In addition, the Nominating and Governance Committee may request that the full Board of Directors consider the approval or ratification of related person transactions if it deems advisable. A copy of our full policy concerning transactions with related persons is available on the Corporate Governance section of our website at www.riteaid.com.

Relationship with Leonard Green & Partners L.P.

Rite Aid has entered into a one-year agreement with Leonard Green & Partners L.P., or Leonard Green, effective January 1, 2006, whereby Rite Aid has agreed to pay Leonard Green a fee of $300,000 per year for its consulting services. The consulting agreement was extended effective January 1, 2007 on a month-to-month basis, which also provides for the reimbursement of out-of-pocket expenses incurred by Leonard Green. This agreement is an extension of Rite Aid’s existing consulting agreement with Leonard Green. Pursuant to the consulting agreement, Rite Aid may engage Leonard Green to provide financial advisory and investment banking services in connection with major financial transactions that it undertakes in the future. During fiscal year 2007, Rite Aid paid Leonard Green a consulting fee of $275,000. This transaction was reviewed and ratified by our Board in April 2007 under our related person transactions approval policy described above. Jonathan D. Sokoloff, a director of Rite Aid, is an equity owner of Leonard Green.

Agreements with Jean Coutu Group

In connection with Rite Aid’s acquisition of the Brooks and Eckerd drugstore chains from Jean Coutu Group, Rite Aid and Jean Coutu Group became a party to a series of agreements which are described below. Upon the closing of the Brooks/Eckerd Transaction, which is expected to close by June 1, 2007 pending final regulatory approval by the Federal Trade Commission and satisfaction of customary closing conditions, Jean Coutu Group will become a related person of Rite Aid.

Stock Purchase Agreement

Rite Aid entered into a stock purchase agreement with Jean Coutu Group to acquire all of the capital stock of The Jean Coutu Group (PJC) USA, Inc., or Jean Coutu USA, which was a wholly-owned subsidiary of Jean Coutu Group and the holding company for the Brooks and Eckerd drugstore chains. Pursuant to the stock purchase agreement, certain of the provisions extend beyond the closing of the Brooks/Eckerd Transaction.

Working Capital Adjustment.   The stock purchase agreement contains a closing working capital adjustment mechanism designed to ensure that Jean Coutu USA will have a specified level of working capital upon completion of the transaction. Under the working capital adjustment, Rite Aid may be required to pay Jean Coutu Group additional cash consideration in the event the closing working capital of Jean Coutu USA is above a specified level. Similarly, Jean Coutu Group may be required to repay to Rite Aid some of the cash consideration in the event the closing working capital of Jean Coutu USA is below a specified level.

Non-Competition Covenant.   Jean Coutu Group has agreed that for five years after the closing of the Brooks/Eckerd Transaction it will not (other than as a stockholder of Rite Aid and through its designees on Rite Aid’s Board of Directors) engage in the retail pharmacy business in the United States or the pharmacy benefits management business in the United States. In a related agreement, Michel Coutu, our Non-Executive Co-Chairman, has agreed that for three years after the closing of the Brooks/Eckerd Transaction, he will not (other than as a stockholder of Rite Aid and in his capacity as a Rite Aid director), engage in the retail pharmacy business in the United States or the pharmacy benefits management business in the United States.

Indemnification.   The stock purchase agreement provides for indemnification for losses arising from breaches of representations and warranties, breaches of covenants and certain actions relating to the conduct of the business of Jean Coutu Group (other than Jean Coutu USA). Each party’s indemnification obligation for breaches of representations and warranties is subject to a $35 million deductible and each party’s indemnification obligation for breaches of representations and warranties and for breaches of covenants is subject to an aggregate cap of $450 million. The deductible and cap do not apply to losses arising from or relating to the conduct of the business of Jean Coutu Group. No claim for a breach of a representation and warranty may be brought by either party or included in the aggregate losses for purposes of satisfying the deductible unless it exceeds a minimum threshold of $10,000.

Jean Coutu Group also has agreed to indemnify Rite Aid for losses arising from pre-closing taxes of Jean Coutu USA, any breaches of tax representations and warranties or breaches of tax covenants and for half of any transfer taxes resulting from the transaction. The deductible and cap do not apply to losses arising from tax matters.

Stockholder Agreement

Concurrently with entering into the stock purchase agreement, Rite Aid, Jean Coutu Group and certain Coutu family members entered into a stockholder agreement. The stockholder agreement contains provisions relating to board and board committee composition, corporate governance, stock ownership, stock purchase rights, transfer restrictions, voting arrangements and other matters.

Board and Board Committee Representation.   The stockholder agreement provides that the Jean Coutu Group initially will have the right to designate four members of Rite Aid’s Board of Directors. Thereafter, Jean Coutu Group will have the right to designate a certain number of director nominees for election to our Board, taking into account Jean Coutu Group designees then serving in a class or classes of directors whose terms are not yet expiring, subject to Jean Coutu Group’s maintenance of specified percentage thresholds of Rite Aid total voting power.

Percentage of Total Voting Power	Number of Directors/Director Nominees
25% and above	4
17.9% - 24.9%	3
10.7% - 17.8%	2
5% - 10.6%	1

For so long as Jean Coutu Group is entitled to designate at least two directors and subject to NYSE independence requirements for directors, Jean Coutu Group will have the right to designate one of its designees to each of the Audit, Compensation and Nominating and Governance Committees of the Rite Aid Board. In the event that only one of Jean Coutu Group’s designees qualifies as an independent director of Rite Aid, that designee will be appointed to one of the three committees and other Jean Coutu Group designees will be provided “observer status” to attend committee meetings (subject to the committees meeting in executive session) of the other two committees.

Voting Arrangements.   The stockholder agreement provides that for a period of five years after the closing of the Brooks/Eckerd Transaction, Jean Coutu Group agrees to vote its shares for each Rite Aid director nominee recommended by the Board. Thereafter, Jean Coutu Group will vote its shares for each Rite Aid director nominee it designated and, in its discretion, either for each other Rite Aid director nominee recommended by the Board or for each other Rite Aid director nominee recommended by the Board and for nominees recommended by other persons in the same proportion as votes cast by all other Rite Aid stockholders for those nominees.

Right to Purchase Securities.   For so long as Jean Coutu Group owns at least 20% of the total Rite Aid voting power, Jean Coutu Group will have the right to purchase securities in future issuances of Rite Aid voting securities (other than in certain types of issuances described below) to permit Jean Coutu Group to maintain the same percentage of total voting power it held prior to the issuance. These purchase rights will not apply to issuances of Rite Aid stock in connection with conversions of convertible preferred stock, equity compensation plan awards, acquisitions by Rite Aid, equity-for-debt exchanges and certain other types of issuances. Subject to certain conditions, under circumstances in which Jean Coutu Group is not permitted to purchase voting securities in a Rite Aid issuance of voting securities, Jean Coutu Group will be permitted to make open market purchases of Rite Aid common stock in order to maintain the same percentage of total voting power it held prior to the issuance.

Standstill Restrictions.   For so long as Jean Coutu Group (or any Coutu family stockholder or group of Coutu family stockholders) owns at least 5% of the total voting power of Rite Aid and for nine months thereafter, Jean Coutu Group or such Coutu family stockholders or group of Coutu family stockholders will be subject to restrictions on the acquisition of additional Rite Aid voting securities, other than with Rite Aid’s consent or through the stock purchase rights discussed above, as well as restrictions on taking certain actions relating to Rite Aid.

Transfer Restrictions.   For so long as Jean Coutu Group owns 5% or more of the voting power of Rite Aid’s securities and for nine months thereafter, Rite Aid voting securities owned by Jean Coutu Group will be subject to restrictions on transfer included in the stockholder agreement, other than transfers in accordance with Rule 144, in a registered public offering, in connection with a pro rata dividend, spinoff or distribution to Jean Coutu Group stockholders and certain other permitted transfers.

In addition, subject to the foregoing, Jean Coutu Group may not transfer shares to someone who, as a result of the transfer, would own more than 5% of the outstanding shares of Rite Aid common stock.

Supermajority Board Approval.   For so long as Jean Coutu Group owns at least 25% of the total voting power of Rite Aid, certain matters will require the approval of two-thirds of all of the Rite Aid Board of Directors, including increases in the number of authorized shares, significant issuances of Rite Aid equity securities, mergers, reorganizations, consolidations or similar business combinations involving Rite Aid, significant asset sales and certain other actions specified in the stockholder agreement.

Registration Rights Agreement

Concurrently with entering into the stock purchase agreement, Rite Aid, Jean Coutu Group and certain Coutu family members entered into a registration rights agreement. Pursuant to the registration rights agreement, subject to certain conditions, Jean Coutu Group has the right, on six occasions, to demand that Rite Aid register shares of Rite Aid common stock held by Jean Coutu Group for resale in an underwritten public offering, provided that the anticipated aggregate offering price would exceed $100 million or the registration is for at least 25% of the Rite Aid common stock held by Jean Coutu Group. Jean Coutu Group also may request that Rite Aid include those shares in certain registration statements that Rite Aid may file in the future in connection with underwritten offerings.

Transition Services Agreement

Effective upon the closing of the Brooks/Eckerd Transaction, Rite Aid and Jean Coutu Group will enter into a transition services agreement consistent with certain principles set forth in the stock purchase agreement. Pursuant to the transition services agreement, Jean Coutu Group will provide for a period of up to nine months following the closing date, subject to up to three, three-month extensions, certain transition services, including information technology, network and support services, to Jean Coutu USA to facilitate the transition of the businesses to Rite Aid.

The transactions with Jean Coutu Group were reviewed by our Board in connection with the closing of the Brooks/Eckerd Transaction and ratified under our related person transactions approval policy described above.

STOCKHOLDER PROPOSALS FOR
THE 2008 ANNUAL MEETING OF STOCKHOLDERS

Any stockholder desiring to present a proposal for inclusion in Rite Aid’s proxy statement for the 2008 Annual Meeting of Stockholders must deliver the proposal to the Secretary not later than January 26, 2008. Only those proposals that comply with the requirements of Rule 14a-8 will be included in Rite Aid’s proxy statement for the 2008 Annual Meeting.

Stockholders may present proposals that are proper subjects for consideration at an annual meeting, even if the proposal is not submitted by the deadline for inclusion in the proxy statement. To do so, the stockholder must comply with the procedures specified in Rite Aid’s by-laws. The by-laws, which are available on Rite Aid’s website at www.riteaid.com under “Our Company—Corporate Governance—By-Laws” and in print upon request from the Secretary, require all stockholders who intend to make proposals at an annual meeting of stockholders to submit their proposals to the Secretary not fewer than 90 and not more than 120 days before the anniversary date of the previous year’s annual meeting of stockholders. The by-laws also provide that nominations for director may only be made by the Board of Directors (or an authorized Board committee) or by a stockholder of record entitled to vote who sends notice to the Secretary not fewer than 90 nor more than 120 days before the anniversary date of the previous year’s annual meeting of stockholders. Any nomination by a stockholder must comply with the procedures specified in Rite Aid’s by-laws. To be eligible for consideration at the 2008 Annual Meeting, proposals which have not been submitted by the deadline for inclusion in the proxy statement and any nominations for director must be received by the Secretary between February 28, 2008 and March 29, 2008. This advance notice period is intended to allow all stockholders an opportunity to consider all business and nominees expected to be considered at the meeting. All submissions to, or requests from, the Secretary should be made to:

Rite Aid Corporation
30 Hunter Lane
Camp Hill, Pennsylvania 17011
Attention: Robert B. Sari, Secretary

INCORPORATION BY REFERENCE

In accordance with SEC rules, notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate this proxy statement or future filings made by Rite Aid under those statutes, the information included under the caption “Compensation Committee Report” and those portions of the information included under the caption “Audit Committee Report” required by the SEC’s rules to be included therein, shall not be deemed to be “soliciting material” or “filed” with the SEC and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by Rite Aid under those statutes, except to the extent we specifically incorporate these items by reference.

OTHER MATTERS

The Board of Directors knows of no other matters that have been submitted for consideration at this Annual Meeting. If any other matters come before stockholders at this Annual Meeting, the persons named on the enclosed proxy intend to vote the shares they represent in accordance with their best judgment.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP served as Rite Aid’s independent registered public accounting firm for fiscal year 2007 and Rite Aid’s Audit Committee is in the process of negotiating with Deloitte & Touche LLP the terms of an arrangement to audit the consolidated financial statements of the Company and its subsidiaries for fiscal year 2008. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting, and the representative will have the opportunity to make a statement and will be available to respond to appropriate questions.

IMPORTANT NOTICE REGARDING DELIVERY
OF STOCKHOLDER DOCUMENTS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy proxy material delivery requirements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is referred to as “householding,” potentially provides extra convenience for stockholders and reduces printing and postage costs for companies.

Rite Aid and some brokers utilize the householding process for proxy materials. In accordance with a notice sent to certain stockholders who share a single address, only one copy of this proxy statement is being sent to that address, unless we received contrary instructions from any stockholder at that address. Stockholders who participate in householding will continue to receive separate proxy cards. Householding will continue until you are notified otherwise or until one or more stockholders at your address revokes consent. If you revoke consent, you will be removed from the householding program within 30 days of receipt of the revocation. If you hold your Rite Aid stock in “street name,” additional information regarding householding of proxy materials should be forwarded to you by your broker.

However, if you wish to receive a separate copy of this proxy statement, or would like to receive separate proxy statements and annual reports of Rite Aid in the future, or if you are receiving multiple copies of annual reports and proxy statements at an address shared with another stockholder and would like to participate in householding, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Rite Aid Corporation, 30 Hunter Lane, Camp Hill, Pennsylvania 17011, Attention: Robert B. Sari, Secretary, or by calling the Secretary at (717) 761-2633.

ANNUAL REPORT

A copy of Rite Aid’s Annual Report on Form 10-K for fiscal year 2007 is being mailed together with this proxy statement to all stockholders entitled to notice of and to vote at the Annual Meeting.

Appendix A

RITE AID CORPORATION
POLICY ON MAJORITY VOTING

(To become effective upon the completion of the Brooks/Eckerd Transaction)

A Director who fails to receive the required number of votes for re-election in accordance with the Amended and Restated By-Laws will, within five days following the certification of the stockholder vote, tender his or her written resignation to the Chairman of the Board for consideration by the Nominating and Governance Committee (“Committee”).

The Committee will consider such tendered resignation and, within 45 days following the date of the stockholders’ meeting at which the election occurred, will make a recommendation to the Board concerning the acceptance or rejection of such resignation. In determining its recommendation to the Board, the Committee will consider all factors deemed relevant by the members of the Committee including, without limitation, the stated reason or reasons why stockholders voted against such Director’s re-election, the qualifications of the Director (including, for example, whether the Director serves on the audit committee of the Board as an “audit committee financial expert” and whether there are one or more other Directors qualified, eligible and available to serve on the audit committee in such capacity), and whether the Director’s resignation from the Board would be in the best interests of the Company and its stockholders.

The Committee also will consider a range of possible alternatives concerning the Director’s tendered resignation as the members of the Committee deem appropriate, including, without limitation, acceptance of the resignation, rejection of the resignation, or rejection of the resignation coupled with a commitment to seek to address and cure the underlying reasons reasonably believed by the Committee to have substantially resulted in such Director failing to receive the required number of votes for re-election.

The Board will take formal action on the Committee’s recommendation no later than 75 days following the date of the stockholders’ meeting at which the election occurred. In considering the Committee’s recommendation, the Board will consider the information, factors and alternatives considered by the Committee and such additional information, factors and alternatives as the Board deems relevant.

Following the Board’s decision on the Committee’s recommendation, the Company, within four business days after such decision is made, will publicly disclose, in a Form 8-K filed with the Securities and Exchange Commission, the Board’s decision, together with a full explanation of the process by which the decision was made and, if applicable, the Board’s reason or reasons for rejecting the tendered resignation.

No Director who, in accordance with this Policy, is required to tender his or her resignation, shall participate in the Committee’s deliberations or recommendation, or in the Board’s deliberations or determination, with respect to accepting or rejecting his or her resignation as a Director. If a majority of the members of the Committee fail to receive the required number of votes for re-election, then the independent Directors then serving on the Board who were elected at the stockholders’ meeting at which the election occurred, and the independent Directors, if any, who were not standing for election at such stockholders’ meeting, will appoint an ad hoc Board committee from amongst themselves (the “Ad Hoc Committee”), consisting of such number of Directors as they may determine to be appropriate, solely for the purpose of considering and making a recommendation to the Board with respect to the tendered resignations. The Ad Hoc Committee shall serve in place of the Committee and perform the Committee’s duties for purposes of this Policy. Notwithstanding the foregoing, if an Ad Hoc Committee would have been created but fewer than three Directors would be eligible to serve on it, the entire Board (other than the individual Director whose resignation is being considered) will make the determination to accept or

A-1

reject the tendered resignation without any recommendation from the Committee and without the creation of an Ad Hoc Committee.

This Policy, as it may from time to time be amended, will be summarized or included in the “Corporate Governance” section of the Company’s website and the Company’s proxy statement for each meeting of stockholders (annual or special) at which directors are to be elected.

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PROXY

RITE AID CORPORATION
FOR ANNUAL MEETING OF STOCKHOLDERS — JUNE 27, 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Robert G. Miller, Kevin Twomey and Robert Sari, or any one of them, as proxies with full power of substitution, to vote all shares of stock of Rite Aid Corporation (the “Company”), as set forth below, that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at The Hilton Harrisburg, One North Second Street, Harrisburg, Pennsylvania, 17101, at 1:00 p.m., local time, on June 27, 2007, and at any adjournments or postponements thereof. If applicable the proxy shall also govern the voting of stock held for the account of the undersigned in the Company’s Investment Opportunity Plan, or any applicable employee benefit plan.

The Company provides its annual reports and proxy solicitation materials, including notices to stockholders of annual meetings and proxy statements, over the Internet. If you give your consent to access these documents over the Internet, the Company will advise you when these documents become available on the Internet. Providing these documents over the Internet will reduce the Company’s printing and postage costs. Once you give your consent, it will remain in effect until you notify the Company that you wish to resume mail delivery of the annual reports and proxy statement. Even though you give your consent, you still have the right at any time to request copies of these documents.

THIS PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED, OR, IF NO SPECIFICATIONS ARE MADE, WILL BE VOTED (i) FOR THE ELECTION OF ALL THE NOMINEES FOR DIRECTOR, AND (ii) IN THE NAMED PROXIES’ DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF MEETING AND PROXY STATEMENT FURNISHED HEREWITH, AND HEREBY CONFIRMS THAT THIS PROXY SHALL BE VALID AND MAY BE VOTED WHETHER OR NOT THE STOCKHOLDER’S NAME IS SET FORTH BELOW OR A SEAL IS AFFIXED OR THE DESCRIPTION, AUTHORITY OR CAPACITY OF THE PERSON SIGNING IS GIVEN OR OTHER DEFECT OF SIGNATURE EXISTS.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

ANNUAL MEETING OF STOCKHOLDERS OF

RITE AID CORPORATION

June 27, 2007

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the
envelope provided as soon as possible.
- OR -	COMPANY NUMBER
TELEPHONE - Call toll-free 1-800-PROXIES
(1-800-776-9437) from any touch-tone telephone
and follow the instructions. Have your proxy card	ACCOUNT NUMBER
available when you call.
- OR -
INTERNET - Access “www.voteproxy.com” and
follow the on-screen instructions. Have your proxy
card available when you access the web page.

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time on June 26, 2007.

\/ Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. \/

20400000000000000000 4	062707

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE			NOTE:	Mr. Belzile’s appointment by the Board to serve as a director is contingent
“FOR” PROPOSAL 1.				upon completion of the Brooks/Eckerd Transaction. In the
1. Election of Directors:				event that the Brooks/Eckerd Transaction has not been completed
		NOMINEES:		prior to the date of the Annual Meeting, Mr. Belzile’s nomination will
☐	FOR ALL NOMINEES	☐ André Belzile		be deemed to be withdrawn.
☐ George G. Golleher
☐	WITHHOLD AUTHORITY	☐ Mary F. Sammons		Please mark, sign, date, and return this voting instruction card promptly
	FOR ALL NOMINEES	☐ Philip G. Satre		in the enclosed postage paid envelope. If you receive more than one proxy card please vote with respect to each card you receive.
☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT”
and fill in the circle next to each nominee you wish to withhold, as shown here: ☒

ELECTRONIC ACCESS TO FUTURE DOCUMENTS
If you would like to receive future shareholder communications over the Internet exclusively, and no longer receive any material by mail please visit
http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive
Company Mailings via E-Mail and provide your e-mail address.
To change the address on your account, please mark the box at right and indicate		☐
your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:          Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.